Exhibit 10.6

Dated September 3, 2021

GLOBALFOUNDRIES SINGAPORE PTE. LTD.

as Company

GLOBALFOUNDRIES INC.

as Guarantor

- and -

ECONOMIC DEVELOPMENT BOARD

as the Board

TERM LOAN FACILITY AGREEMENT

i

THIS AGREEMENT is made on __________________ 2021

BETWEEN:

(A)	GLOBALFOUNDRIES SINGAPORE PTE. LTD., a company incorporated in the Republic of Singapore, with company number 198703584K (the “Company”);

(B)

GLOBALFOUNDRIES INC., an exempted company with limited liability incorporated in the Cayman Islands with registration number 218148 and having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Guarantor”); and

(C)

ECONOMIC DEVELOPMENT BOARD, a statutory board established in the Republic of Singapore pursuant to the Economic Development Board Act (Cap. 85) of 250, North Bridge Road, #28-00 Raffles City Tower, Singapore 179101 (the “Board”).

WHEREAS:

(1)

The Company has applied to the Board for a term loan facility up to a maximum aggregate principal amount of S$1,541,000,000 under the capital assistance scheme of the Board (the “Capital Assistance Scheme”).

(2)	The Board is willing to grant the term loan facility to the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings respectively:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Baa1 or higher by Moody’s Investors Service Limited or BBB+ or higher by Fitch Ratings Ltd; or

(b)	any other bank or financial institution approved by the Board.

“Acceptable Fixed Productive Assets” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Acceptable Letter of Credit” means a first demand stand by letter of credit, substantially in the form of Appendix XI (Form of Acceptable Letter of Credit) issued by an Acceptable Bank.

“Additional LTV Test Certificate” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Additional LTV Test Date” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Additional LTV Test Prepayment Date” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Additional Valuation Report” has the meaning given to that term in Clause 14.14(a) (Additional Valuation Report).

“Adjusted Group” means the Group excluding the Excluded Companies.

“Affiliate Investment” means any entity in which the Guarantor has ownership, directly or indirectly, of not less than ten per cent. (10%) of the securities having ordinary voting power for the election of directors or other governing body of such entity.

“Annual Progress Update” means the following annual progress update reports:

(a)

the independent construction consultant annual report to be issued by the Independent Construction Consultant substantially in the form set out in Part I of Appendix VIII (Forms of Annual Progress Update); and

(b)	the EDB annual progress update report to be issued by the Company substantially in the form set out in Part II of Appendix VIII (Forms of Annual Progress Update).

“Anti-Money Laundering Laws” has the meaning given to that term in Clause 12.15 (Anti-Money Laundering).

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Government Approval, or any published directive, guideline, requirement or other governmental restriction that has the force of law or any determination by, or interpretation of, any of the foregoing by any judicial authority, binding on a given person whether in effect as of the date hereof or as of any date thereafter.

“Applicable Valuation Report” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Approved Accounting Principles” means, as the context may require, in the case of the Guarantor, IFRS or, at the election of the Guarantor, US GAAP or, in the case of any other member of the Group, the accounting standards generally accepted in the jurisdiction of incorporation of the relevant member of the Group (or, at the election of the Company, IFRS or US GAAP).

“Assignment of Building Agreement” means a Singapore law governed assignment of building agreement entered or to be entered into between the Company and the Board.

“Assignment of Contractor’s All Risk Insurance” means a Singapore law governed assignment of the Contractor’s All Risk Insurance entered or to be entered into between the Company and the Board.

“Assignment of Project Documents” means a Singapore law governed assignment of project documents entered or to be entered into between the Company and the Board.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Officer” means, in respect of a person, the chairman or any other director of the board of directors, the chief executive officer, the chief financial officer, the general manager, the treasurer or any other duly authorised officer of such person.

“Availability Period” has the meaning given to that term in Clause 6 (Availability of Term Loan Facility).

“Board’s Bank Account” means the Board’s bank account with the following details:

Account Name: Economic Development Board

and any other account which may replace such account, whether by way of renewal, extension or otherwise (and whether represented by a new account number or otherwise) and provided the Company has been notified of such change in account in accordance with Clause 9 (Payment Provisions).

“Building Agreement” means the agreement of the Head Lessor to lease the Land to the Company for a term of thirty (30) years, comprising of (a) the letter of offer dated 9 June 2021 from the Head Lessor to the Company, together with all the attachments thereto (including but not limited to the Key Terms, Building Terms, Special Terms and Standard Terms attached thereto), relating to the Head Lessor’s offer to lease the Land to the Company (the “Offer”), (b) the letter of acceptance of the Offer dated 10 June 2021 from the Company to the Head Lessor, (c) the side-letter dated 10 June 2021 from the Head Lessor to the Company, amending certain terms of the Offer (the “Amended Terms of Offer”) and the letter of acceptance of the Amended Terms of Offer dated 10 June 2021 from the Company to the Head Lessor, (in each case, as may be amended, varied, modified or supplemented from time to time and includes any document which amends, varies, modifies or supplements the same).

“Business Day” means:

(a)

for the purposes of notice periods for any drawdown and loan repayments (including interest) and determining interest accrual, a day on which banks in Singapore are open for general business excluding Saturdays, Sundays and public holidays in Singapore; and

(b)	for all other purposes, a day on which banks in Singapore and New York are open for general business excluding Saturdays, Sundays and public holidays in Singapore and New York.

“Calculation Date” means each last day of the second quarter of a Financial Year and each last day of a Financial Year commencing with 31 December 2021.

“Calculation Period” means any twelve (12) calendar month period ending on a Calculation Date (and including, for the avoidance of doubt, only one previous Calculation Date).

“Capital Stock” means, of any person, any shares, interests, rights to purchase, warrants, options, debt securities, participations or other equivalents of or interests in (however designated), the common or preferred equity share capital of such person, including, without limitation, partnership interests, and any securities convertible into or exchangeable for any thereof (whether optionally or mandatorily).

“Cash” means, at any time, cash at bank credited to an account in the name of a member of the Adjusted Group with an Acceptable Bank which is freely transferable into Dollars, USD or Euro and immediately available (or immediately available upon the giving of notice and the expiry of the relevant notice period) to be applied in repayment or prepayment of the Term Loan Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, the Emirate of Abu Dhabi, Japan, Singapore or any member state of the European Economic Area or any Participating Member State which has a credit rating of A- or higher by Standard & Poor’s Rating Services, A3 or higher by Moody’s Investors Service Limited or Aa3 or higher by Fitch Ratings Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)

issued by an issuer incorporated in the United States of America, the United Kingdom, any Emirate of the United Arab Emirates, Japan, Singapore, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)

which has a credit rating of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investors Service Limited or F1 or higher by Fitch Ratings Ltd, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)

any investment in money market funds which (i) have assets with a credit rating of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investors Service Limited or F1 or higher by Fitch Ratings Ltd, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than thirty (30) days’ notice;

(e)

any loan made to an entity which has a credit rating of A+ or higher by Standard & Poor’s Rating Services or A1 or higher by Moody’s Investors Service Limited or A+ or higher by Fitch Ratings Ltd (or whose repayment obligation is guaranteed by an entity with such rating);

(f)	any letter of credit or other similar instrument issued by an Acceptable Bank providing for payment on first written demand, which shall be in the form of an Acceptable Letter of Credit; or

(g)	any other debt security approved by the Board,

in each case, denominated either in Dollars, USD, Euro or in any other currency which is freely convertible into Dollars, USD or Euro and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any security (other than the normal security arising in favour of a clearing system due to the relevant investment being held in such clearing system).

“Change of Control” means the Guarantor ceases to Control (directly or indirectly) the Company.

“Charge over Equipment” means a Singapore law governed charge over equipment forming part of the Acceptable Fixed Productive Assets entered or to be entered into between the Company and the Board.

“Charge over Property All Risk Insurance Amounts” means a Singapore law governed charge over the amounts received or receivable by the Company under the Property All Risk Insurance, to the extent such charge would not be prohibited under the terms of the Property All Risk Insurance, to be entered into between the Company and the Board. For the avoidance of doubt, amounts received or receivable by the Company with respect to loss or damage over assets not constituting the Fixed Productive Assets shall not fall within the scope of the charge.

“China Investment” means the contribution of equipment and other assets to the China Joint Venture in exchange for, amongst other things, equity ownership rights in the China Joint Venture, provided that the China Joint Venture becomes a member of the Group and the aggregate value of such equipment and other assets does not exceed US$450,000,000 (or its equivalent in any other currency or currencies).

“China Joint Venture” means the joint venture entity established between a member of the Group and the Government of Chongqing or the Government of Chengdu of the People’s Republic of China (and/or their respective affiliated entities and local partners).

“Code” means the U.S. Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Committed Debt Facilities” means revolving credit facilities providing for Financial Indebtedness maturing not later than three hundred sixty-five (365) days after the date incurred (although any such revolving credit facilities availability period may be longer than one (1) year), whether unsecured or secured (including where structured as a securitisation or other asset backed financing) which are identified in the Compliance Certificate delivered in respect of the relevant Calculation Date pursuant to Clause 13.2 (Compliance Certificate and Financial Year).

“Compliance Certificate” means a certificate substantially in the form set out in Appendix VI (Form of Compliance Certificate).

“Contractor’s All Risk Insurance” means the contractor’s all risks insurance in respect of the Project, excluding any public liability, workmen’s compensation insurances or third party liability insurances.

“Control” means (a) the ownership, directly or indirectly, of more than fifty-one per cent. (51%) of the securities having ordinary voting power for the election of directors or other governing body of a company, corporation or other entity or (b) the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of the management and policies (including operations and maintenance decisions) of, a person. The terms “Controlled by”, “under common Control with” and the term “Control” when used as a verb, shall have correlative meanings.

“Corrupt Practices Laws” means, collectively (a) the Foreign Corrupt Practices Act 1977, 15 U.S.C. 78dd-1 – 78dd-3 (2000), as amended, and (b) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs or similar business practices.

“Day” or “day” means a calendar day.

“Debt Service Coverage Ratio” means, in relation to any Calculation Period, the ratio of (a) EBITDA of the Adjusted Group to (b) Senior Debt Service for such period.

“Default” means an Event of Default or any event or circumstance specified in Clause 16 (Events of Default) hereof which would (with the lapse of time, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

“Default Interest” means the interest monies that are charged to be paid by the Company in respect of an Unpaid Sum.

“Dispute” has the meaning given to that term in Clause 23.1 (Enforcement).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Term Loan Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a party hereto preventing that, or any other party hereto:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)

from communicating with other parties hereto in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Distribution” means in relation to an entity a dividend or other distribution (whether in cash or in kind) made on or in respect of its share capital (or any class of its share capital) and any payment on any Shareholder Loans.

“Documentary Escrow” has the meaning given to that term in Clause 3(c)(vii) (Conditions Precedent and Availability).

“Drawing” means any, each or all (as the context may require) of the drawings made by the Company under the Term Loan Facility (and includes the First Drawing as defined hereof) or the principal amount outstanding for the time being of that Drawing or Drawings, as the case may be.

“Due Diligence Information” means the following information delivered to the Board by or on behalf of the Guarantor, the Company and/or the Group in connection with the Project and/or the Term Loan Facility:

(a)	the information set out in the excel spreadsheet titled “Information received compilation – 16Aug21.xlsx”;

(b)	the information set out in the PDF document titled “GF Reporting and Covenants – 0321.pdf”; and

(c)	the information set out in the PDF document titled “GF Discussion on EDB CAS loan_March 1_vFINAL.pdf”.

“EBITDA” means:

(a)

in respect of the Adjusted Group, the net income of the Adjusted Group on a consolidated basis for the testing period plus adding back interest expense, taxes, non-operating expenses and amortisation, depreciation and other non-cash items to the extent deducted and deducting interest income to the extent added; and

(b)

in respect of any member of the Group, the net income of that member of the Group on an unconsolidated basis for the testing period (but excluding intra-Group items and investments in Subsidiaries) plus adding back interest expense, taxes, non-operating expenses and amortisation, depreciation and other non-cash items to the extent deducted and deducting interest income to the extent added.

“EDB Grant” means the S$402,000,000 development grant provided to the Company by the Board for the Project.

“Equity” means the amount of funding provided to the Guarantor by its shareholders or their affiliates (other than members of the Group) either in the form of Capital Stock or Shareholder Loans, whether by way of cash or other assets.

“Event of Default” and “Events of Default” mean any, each or all (as the context may require) of the Events of Default described in Clause 16 (Events of Default) hereof.

“Excluded Companies” means the members of the Group (other than the Company or the Guarantor) which have been designated by the Guarantor to the Board in writing as an “Excluded Company” and which satisfies the requirements of all the sub paragraphs below:

(a)	it was not a member of the Group on 21 December 2016;

(b)	it became a member of the Group after 21 December 2016 in accordance with an acquisition or investment permitted under or not otherwise prohibited by Clause 15.6 (Acquisitions; Investments);

(c)	it is not a wholly owned member of the Group; and

(d)

the acquisition of, and any investment made in, such entity by other members of the Group was financed by Equity (or, if not financed by Equity, the Company has received Equity in an amount not less than the fair market value of such acquisition or investment).

“Existing Facilities” means:

(a)	the banker’s guarantee facility with an aggregate amount of US$2,000,000 provided by Citibank N.A., Singapore to GLOBALFOUNDRIES Singapore Pte. Ltd.;

(b)	the banker’s guarantee facility with an aggregate amount of US$5,000,000 provided by Deutsche Bank AG, Singapore to GLOBALFOUNDRIES Singapore Pte. Ltd.;

(c)	the banker’s guarantee facility with an aggregate amount of S$37,000,000 provided by Société Générale Singapore Branch to GLOBALFOUNDRIES Singapore Pte. Ltd.;

(d)	the Second Common Terms Agreement;

(e)	the Third Common Terms Agreement;

(f)

the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, incorporating the Third Common Terms Agreement;

(g)

the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, incorporating the Third Common Terms Agreement;

(h)

the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, incorporating the Third Common Terms Agreement;

(i)

the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Oversea-Chinese Banking Corporation Limited as Lessor, incorporating the Third Common Terms Agreement;

(j)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;

(k)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, in respect of equipment with a total purchase price of US$75,000,000, incorporating the Third Common Terms Agreement;

(l)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;

(m)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$75,000,000, incorporating the Third Common Terms Agreement;

(n)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, in respect of equipment with a total purchase price of US$50,000,000, incorporating the Third Common Terms Agreement;

(o)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, in respect of equipment with a total purchase price of US$100,000,000, incorporating the Third Common Terms Agreement;

(p)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Mitsubishi UFJ Lease (Singapore) Pte. Ltd. as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;

(q)

the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Oversea-Chinese Banking Corporation Limited as Lessor, in respect of equipment with a total purchase price of US$50,000,000, incorporating the Third Common Terms Agreement;

(r)

the EUR50,000,000 facility agreement dated 6 June 2018 between, amongst others, GLOBALFOUNDRIES Inc., GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG and IKB Deutsche Industriebank AG as Lender;

(s)

the master agreement for receivables purchase with an aggregate commitment of US$91,700,000 dated as of 8 January 2018 (and as amended by way of an amendment and restatement agreement on 14 February 2020 and 22 December 2020), between GLOBALFOUNDRIES Singapore Pte. Ltd, a company incorporated and existing under the laws of the Republic of Singapore, as the Seller and Société Générale, Singapore Branch;

(t)

the reimbursement agreement dated 29 June 2013 (and as amended on 5 June 2014) between GLOBALFOUNDRIES U.S. Inc. and JP Morgan Chase Bank N.A. for the issuance of a letter of credit in amount of US$32,570,521 (as of 5 June 2019);

(u)	the US$21,580,519 lease agreement dated 31 August 2017 between GLOBALFOUNDRIES U.S. 2 LLC and I.Park East Fishkill I LLC;

(v)

the US$417,500,000 revolving and L/C facilities agreement dated 18 October 2019 and as amended on 11 November, 2020 between GLOBALFOUNDRIES Inc., GLOBALFOUNDRIES Singapore Pte. Ltd. and GLOBALFOUNDRIES U.S. Inc. as borrowers, Citibank N.A. and DBS Bank Limited as arrangers and bookrunners and Citibank Europe plc, UK Branch as facility agent;

(w)

the US$265,200,000 and EUR434,564,360 term facilities agreement dated 31 October 2019 between, amongst others, GLOBALFOUNDRIES Inc., GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG and GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG as borrowers and Bank of America Merrill Lynch International Designated Activity Company as facility agent and as security agent;

(x)	the Fourth Common Terms Agreement;

(y)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$30,916,666.67, incorporating the Fourth Common Terms Agreement;

(z)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$10,000,000, incorporating the Fourth Common Terms Agreement;

(aa)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$5,000,000, incorporating the Fourth Common Terms Agreement;

(bb)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS BANK LTD as Lessor, in respect of equipment with a total purchase price of US$40,416,666.67, incorporating the Fourth Common Terms Agreement;

(cc)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS BANK LTD as Lessor, in respect of equipment with a total purchase price of US$15,000,000, incorporating the Fourth Common Terms Agreement;

(dd)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS BANK LTD as Lessor, in respect of equipment with a total purchase price of US$5,000,000, incorporating the Fourth Common Terms Agreement;

(ee)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and MITSUBISHI UFJ LEASE (SINGAPORE) Pte. Ltd as Lessor, in respect of equipment with a total purchase price of US$19,333.333.33, incorporating the Fourth Common Terms Agreement;

(ff)

the lease agreement dated 11 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and OVERSEA-CHINESE BANKING CORPORATION LIMITED as Lessor, in respect of equipment with a total purchase price of US$19,334,000, incorporating the Fourth Common Terms Agreement;

(gg)

the lease agreement dated 29 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$25,650,000, incorporating the Fourth Common Terms Agreement;

(hh)

the lease agreement dated 29 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS BANK LTD as Lessor, in respect of equipment with a total purchase price of US$33,750,000, incorporating the Fourth Common Terms Agreement;

(ii)

the lease agreement dated 29 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and MITSUBISHI UFJ LEASE (SINGAPORE) Pte. Ltd as Lessor, in respect of equipment with a total purchase price of US$10,800,000, incorporating the Fourth Common Terms Agreement;

(jj)

the lease agreement dated 29 May 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and OVERSEA-CHINESE BANKING CORPORATION LIMITED as Lessor, in respect of equipment with a total purchase price of US$10,800,000, incorporating the Fourth Common Terms Agreement;

(kk)

the lease agreement dated 30 July 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$23,433,333.33, incorporating the Fourth Common Terms Agreement;

(ll)

the lease agreement dated 30 July 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS BANK LTD as Lessor, in respect of equipment with a total purchase price of US$30,833,333.33, incorporating the Fourth Common Terms Agreement;

(mm)

the lease agreement dated 30 July 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and MITSUBISHI UFJ LEASE (SINGAPORE) Pte. Ltd as Lessor, in respect of equipment with a total purchase price of US$9,866,666.67, incorporating the Fourth Common Terms Agreement;

(nn)

the lease agreement dated 30 July 2020 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and OVERSEA-CHINESE BANKING CORPORATION LIMITED as Lessor, in respect of equipment with a total purchase price of US$9,866,666.67, incorporating the Fourth Common Terms Agreement; and

(oo)

the US$652,060,000 and EUR83,000,000 term facilities agreement dated 11 November 2020 between, amongst others, GLOBALFOUNDRIES Inc. as the company, Citibank, N.A., London Branch, Deutsche Bank AG, DBS Bank Ltd. and Morgan Stanley Bank International Limited as lead arrangers and bookrunners and Wilmington Trust (London) Limited as facility agent and as security agent, in each case as amended, restated or novated.

“External Auditor’s Statement” has the meaning given to that term in Clause 5.2(c) (Drawings of the Term Loan Facility).

“Fair Market Value” means, in respect of any Acceptable Fixed Productive Assets, the fair market value for those Acceptable Fixed Productive Assets specified in the Applicable Valuation Report, the Top-Up Valuation Report or the Additional Valuation Report (as applicable), which in each case, is calculated based on current methodology as the amount, expressed in terms of money, at which such Acceptable Fixed Productive Assets would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, as of a specific date and assuming that the business earnings support the value reported, without verification.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Final Maturity Date” means the Repayment Date by which all principal and interests owing under this Agreement are fully paid, which shall be the last Repayment Date specified in Appendix IV (Repayment Schedule).

“Final Progress Update” means the following final progress update reports:

(a)

the independent construction consultant final report to be issued by the Independent Construction Consultant substantially in the form set out in Part I of Appendix IX (Forms of Final Progress Update); and

(b)	the EDB final progress update report to be issued by the Company substantially in the form set out in Part II of Appendix IX (Forms of Final Progress Update).

“Final Ramp-Up Date” means the date on which the Company (acting reasonably) confirms in writing to the Board that all contractual performance and financial obligations associated with the development of the Project have been satisfied or released.

“Finance Document” means this Agreement, any Security Document, the Subordination Deed, any Written Notice and any other document designated as such by the Board and the Company.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Approved Accounting Principles, be treated as a balance sheet liability.

“Financed Fixed Productive Assets” means:

(a)	the Module 7H Facility land, buildings and infrastructure; and

(b)	the tools and other related assets for the Module 7H Facility of the type of general categories detailed in the Company’s application for the Capital Assistance Scheme dated 1 May 2021.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis (excluding, for the avoidance of doubt, Standard Discounting Provisions));

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and classified as borrowings in accordance with the Approved Accounting Principles;

(g)

the acquisition cost of any asset or service where such amount is unpaid more than two hundred seventy (270) days after the expiry of the due date thereof (after giving effect to the payment terms customarily allowed by the relevant supplier) save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier or from the contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

(h)

any Treasury Transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any Treasury Transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(i)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not in the support of the performance by a member of the Group under any contract other than in respect of “Financial Indebtedness” falling within any of paragraphs (a) to (g) (inclusive) of this definition); and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but:

(i)

excluding indebtedness owed by one member of the Group to another member of the Group (other than loans made by Non-Obligors to Obligors), Shareholder Loans, all pension provisions and all accounts payable in the ordinary course of business save as provided in paragraph (g) above; and

(ii)	without any double counting.

“Financial Statements” means, in respect of any Person, the cashflow statement, balance sheet, profit and loss account and disclosure of material liabilities relating to such person.

“Financial Year” means a financial year of the Guarantor.

“First Drawing” means the first drawing made by the Company under the Term Loan Facility.

“Fixed Productive Assets” means the Module 7H Facility land, buildings and infrastructure and tools and other related assets for the Module 7H Facility which are subject to Transaction Security.

“Fixed Productive Assets Event” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Fixed Productive Assets Prepayment Date” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Fourth Common Terms Agreement” means the common terms agreement dated 23 April 2020 (as amended and/or restated from time to time) between (amongst others) GLOBALFOUNDRIES Singapore Pte. Ltd. as lessee and the original guarantors.

“Government Approval” means any consent, license, approval, registration, permit, sanction, filing or registration with or other authorisation or other action of any nature that is required to be granted or taken by or with any Governmental Authority.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of any relevant nation or any political subdivision thereof, and any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including, without limitation, all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other person or entity controlled by any of the foregoing.

“Grace Period” has the meaning set out in Clause 2 (Term Loan Facility).

“Group” means the Guarantor and its Subsidiaries and “member of the Group” shall be construed accordingly.

“Head Lessor” means the JTC Corporation, a body corporate incorporated under the Jurong Town Corporation Act, Chapter 150 of Singapore and having its office at The JTC Summit, 8 Jurong Town Hall Road, Singapore 609434.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) as issued by the International Accounting Standards Board or any variation thereof with which each member of the Group are, or may be, required to comply, as in effect on the date of First Drawing, provided that:

(a)

except as otherwise set forth in this Agreement, all ratios and calculations based on IFRS contained in this Agreement shall be computed in accordance with IFRS as in effect on the date of First Drawing;

(b)

at any time after the date of First Drawing, the Guarantor may elect to implement any amendments or other changes to IFRS in effect on or prior to the date of such election, provided further that the Guarantor shall give notice of any such election made in accordance with this definition to the Board; and

(c)

notwithstanding any of the foregoing, the impact of IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under any other generally accepted accounting standards) shall be disregarded with respect to all ratios, calculations and determinations based upon IFRS (or, as applicable, such other generally accepted accounting standards) to be calculated or made, as the case may be, pursuant to this Agreement (other than, for the avoidance of doubt, the representations set out in Clause 12.9 (Financial Statements)), provided that the Guarantor may make an irrevocable election once to establish that “IFRS” shall include the impact of IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under any other generally accepted accounting standards).

“Independent Construction Consultant” means Hatch Associates Ltd. or any other independent construction consultant which is reasonably acceptable to the Company and the Board appointed for the purposes of monitoring the progress of the Project.

“Independent External Auditor” means Assentsure PAC, One Partnership PAC or OneStop Assurance PAC or any other independent and reputable auditor firm which is appointed by the Company with the approval of the Board (acting reasonably).

“Initial Valuation Report” means an independent appraisal of the Fair Market Value of the Acceptable Fixed Productive Assets prepared by the relevant Valuers dated no more than thirty (30) Business Days prior to the Project Completion Date.

“Insurances” means:

(a)	the Contractor’s All Risk Insurance; and

(b)	the Property All Risk Insurance,

but does not include any public liability, workmen’s compensation insurances or third party liability insurances.

“Interest Period” means, in relation to a Drawing, each period starting on a Repayment Date and ending on the date immediately preceding the next Repayment Date except that (1) the first interest period in relation to a Drawing shall start on the date of the Drawing and end on the date immediately preceding the Repayment Date first occurring after the date of that Drawing; and (2) no Interest Period shall extend beyond the Final Maturity Date.

“Interest Rate” means an interest rate of 1.40 per cent. per annum.

“IPO Event” means the listing and/or admission of the share capital of the Guarantor to trading on any recognized stock exchange.

“IRS” means the U.S. Internal Revenue Service.

“Land” means the land of the Head Lessor known as PTE Lot Nos A7006569, A7006570 and A7006571 at MK13-05367Vpt, MK13-02793Vpt and MK13-03690Mpt in Woodlands Wafer Fab Park and referenced as “the Property” in the Building Agreement.

“Legal Reservation” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in connection with this Agreement.

“Leverage Ratio” means, in relation to any Calculation Date, the ratio of Senior Debt to Total Capitalisation on such date.

“Limitation Acts” means the Limitation Act (Chapter 163) of Singapore and the Foreign Limitation Periods Act (Chapter 111A) of Singapore.

“Linde’s Supply System” means all equipment and facilities that will be installed, owned, and operated by Linde Gas Singapore Pte. Ltd. on the Land for the production, compression, storage and vaporization and/or delivery of bulk gases in accordance with the bulk gases supply agreement made or to be made between the Company and Linde Gas Singapore Pte. Ltd.. For the avoidance of doubt, this shall not include the Land on which any of the equipment and facilities are installed, owned or operated by Linde Gas Singapore Pte. Ltd..

“Loan Period” has the meaning set out in Clause 2 (Term Loan Facility).

“LTV” means, as at the applicable date, the aggregate principal amounts of the Drawings outstanding under the Term Loan Facility on such date divided by the Fair Market Value of the Acceptable Fixed Productive Assets at such date, expressed as a percentage and, where applicable, as adjusted in accordance with Clause 10.3 (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“LTV Test Certificate” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“LTV Test Date” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“LTV Test Prepayment Date” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“LTV Threshold” means:

(a)	on the Project Completion Date, fifty per cent. (50%);

(b)	immediately following the Project Completion Date until and including the first anniversary after the Project Completion Date, fifty-five per cent. (55%);

(c)	immediately after the first anniversary after the Project Completion Date until and including the second anniversary after the Project Completion Date, sixty-five per cent. (65%); and

(d)	immediately after the second anniversary after the Project Completion Date and thereafter, seventy per cent. (70%).

“Main Construction Contract means an agreement to be entered into between the Company and Exyte Singapore Pte. Ltd. for the provision of design and construction services in relation to the Project by Exyte Singapore Pte. Ltd. (as may be amended, varied, modified, supplemented or replaced from time to time, and includes any document which amends, varies, modifies, supplements or replace the same).

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances (including any warranty, indemnity, insurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment) has a material adverse effect on:

(a)	the Company’s and the Guarantor’s ability (taken together) to pay any amounts due under the Finance Documents; or

(b)	the business and financial condition of the Group taken as a whole.

“Module 7H Facility” means the fabrication facilities identified as Module 7H and located on the Land.

“Month” or “month” means a calendar month.

“Mortgage” means a Singapore law governed first-ranking legal mortgage over the Property entered or to be entered into between the Company and the Board.

“Net Interest” means, in respect of the Adjusted Group on a consolidated basis, interest expense to the extent paid in cash less interest income to the extent received in cash during the relevant Calculation Period, determined in accordance with the Approved Accounting Principles.

“Non-Obligors” means a member of the Group that is neither an Obligor nor an Excluded Company.

“Obligor” means the entities listed in Appendix XII (The Obligors), subject to the addition or removal of any member of the Group as an Obligor by the Guarantor subject to prior notice to, but without the consent of, the Board provided that the Guarantor and the Company may not be removed as an Obligor.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Disposal” means:

(a)

in respect of Acceptable Fixed Productive Assets, dispositions of Acceptable Fixed Productive Assets by the Company (other than the Property) provided that the provisions of Clause 10.3(b) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test) relating to a Fixed Productive Assets Event is satisfied; and

(b)	in respect of any other asset which is not an Acceptable Fixed Productive Asset, any of the following sales, leases, transfers or other disposals (each, a “disposition”) by the Company:

(i)	sales of inventory and product;

(ii)	leases of or other agreements relating to unused or underutilised production capacity in the ordinary course of business;

(iii)

agreements relating to dedication of production capacity to customers, in the form of leases or otherwise, or the licensing or other disposition of intellectual property or other property in connection with joint development or co-development arrangements or agreements or other licensing or disposition of intellectual property, in each case in the ordinary course of business;

(iv)

(A) dispositions of any of its assets that are (1) uneconomic or obsolete; (2) no longer used or useful or necessary in connection with the operation of its business; or (3) at the end of their useful life and that, to the extent necessary for the operation of its business, are replaced by other property or assets of equal value and utility as at the beginning of its useful life or (B) dispositions of any intellectual property rights or interests provided that the aggregate consideration for such dispositions by members of the Group shall not exceed US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year;

(v)	dispositions of cash or Cash Equivalent Investments not otherwise prohibited under the Finance Documents;

(vi)	dispositions of assets in exchange for other assets comparable or superior as to type, value and quality;

(vii)	dispositions made with the prior consent of the Board;

(viii)

without limiting any other restrictions on any such transaction set forth herein, dispositions of receivables or inventory pursuant to (1) any securitisation, factoring or other working capital financing or (2) any financing permitted under paragraph (h) of the definition of “Permitted Indebtedness” and any disposition required as part of a transaction permitted under paragraphs (f) or (j) of the definition of “Permitted Indebtedness”;

(ix)

dispositions of the shares of, or other ownership interests in, any Obligor or other asset where the net proceeds of that disposition are applied within three (3) months (A) in permanent repayment of Financial Indebtedness secured on the asset which has been disposed of and/or (B) in permanent prepayment of the Term Loan Facility or, at the option of the Company, the Term Loan Facility and other Financial Indebtedness (other than Shareholder Loans) of an Obligor or Obligors on a pro rata basis and/or (C) in reinvestment, if the asset comprises shares of, other ownership interests in, or assets of, an Obligor, in an Obligor or its assets or business and otherwise in any member of the Group or its assets or business, provided that if the disposing entity is a member of the Group that is not an Excluded Company and the asset being disposed of is not an ownership interest in an Excluded Company, such reinvestment shall not be permitted in the ownership interests in or the assets or business of an Excluded Company;

(x)	dispositions (A) from an Obligor to another Obligor, (B) from a Non-Obligor to another Non-Obligor, (C) from a Non-Obligor to an Obligor or (D) from an Obligor to a Non-Obligor;

(xi)	dispositions which are permitted by Clause 15.6 (Acquisitions; Investments);

(xii)	dispositions constituting Security or Quasi-Security which are not prohibited under Clause 15.1 (Negative Pledge); or

(xiii)

dispositions where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other dispositions, other than any disposition falling under any other paragraph of this definition of Permitted Disposal) does not exceed one per cent. (1.00%) of Total Assets of the Group in such Financial Year, provided that no material disposition shall be a Permitted Disposal for the purposes of this definition unless made on arm’s length terms or better except for the following:

(A)	dispositions permitted under paragraphs (x)(A) or (x)(B) above and paragraph (x)(D) above;

(B)	dispositions permitted under paragraph (xi) to the extent comprising a Permitted Investment under paragraph (b) of such definition; and

(C)	an intra-Group Reorganisation permitted under Clause 15.3 (Merger),

provided further that the aggregate of the difference between the market value of the assets disposed of pursuant to transactions under paragraphs (x)(D) and (xi) which are not on arm’s length terms or better and the aggregate consideration therefor shall not exceed US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year.

“Permitted Indebtedness” means any Financial Indebtedness:

(a)	incurred under or pursuant to the Finance Documents;

(b)

owed by a member of the Group which is fully subordinated to the amounts owing to the Board under the Finance Documents in accordance with the provisions of the Subordination Deed or otherwise on terms acceptable to the Board;

(c)

incurred under or pursuant to (A) the Existing Facilities or (B) Finance Leases existing prior to the date of this Agreement to the extent that the aggregate Financial Indebtedness under such Finance Leases does not exceed the relevant amount described in Appendix VII (Existing Finance Leases and Capital Leases);

(d)	incurred for the purpose of refinancing Financial Indebtedness then existing provided that:

(i)	the Weighted Average Life to Maturity of the new Financial Indebtedness is not shorter than that of the Financial Indebtedness being refinanced; and

(ii)

if the existing Financial Indebtedness being refinanced is or was amortising, then the amount of the relevant refinancing Financial Indebtedness permitted pursuant to this paragraph (d) shall be up to the original principal amount of such existing Financial Indebtedness prior to any amortisation payments;

(e)

consisting of revolving working capital indebtedness up to a maximum aggregate amount in respect of all of the Obligors of US$750,000,000 (or its equivalent in any other currency or currencies) (less any Permitted Indebtedness outstanding under paragraph (h) below only, at such time) outstanding at any time and maturing not later than three hundred and sixty-five (365) days after the date incurred (although any such revolving working capital facility availability period may be longer than one (1) year);

(f)

incurred within ninety (90) days of the completion of the acquisition of fixed or capital assets to finance or refinance the acquisition of such asset provided that such Financial Indebtedness only relates to the assets so acquired and the aggregate amount of all such Financial Indebtedness does not exceed US$250,000,000 (or its equivalent in any other currency or currencies) at any time;

(g)

which is incurred pursuant to the operation of cash pooling, net balance or balance transfer arrangements made available to members of the Group provided that the aggregate amount owing by Non-Obligors to Obligors pursuant to such arrangements shall not exceed US$200,000,000 (or its equivalent in any other currency or currencies) at any time;

(h)

arising in relation to the sale or disposal of receivables or inventory permitted under paragraph (b)(viii) of the definition of “Permitted Disposal” or secured on receivables or inventory provided that the aggregate amount of Financial Indebtedness outstanding at any time under all such securitisation, factoring and other working capital or other financing shall not exceed US$750,000,000 (or its equivalent in any other currency or currencies) at any time;

(i)	arising under Treasury Transactions entered into on arm’s length terms and for non-speculative purposes in the ordinary course of business;

(j)

under Finance Leases including sale and leaseback transactions in the ordinary course of business, provided that the aggregate capital value of all such assets so leased under outstanding leases by members of the Group does not exceed US$750,000,000 (or its equivalent in any other currency or currencies) at any time (less any Permitted Indebtedness outstanding under paragraph (f) of this definition only, at such time);

(k)	arising under any Permitted Investment;

(l)

consisting of guarantees, indemnities or counter-indemnity obligations incurred by an Obligor given in connection with Permitted Indebtedness or Financial Indebtedness that is otherwise permitted under Clause 15.5 (Financial Indebtedness) (including any guarantee, indemnity or counter-indemnity obligation which is within paragraphs (f) or (g) of the definition of “Financial Indebtedness” in respect of Financial Indebtedness of another Obligor) but, if in respect of a Non-Obligor, only as permitted under paragraph (b) of the definition of “Permitted Investment”;

(m)

consisting of counter-indemnity obligations falling within paragraph (f) of the definition of “Financial Indebtedness” arising in the ordinary course of business and where the relevant guarantee, indemnity, bond, standby or documentary letter of credit or other instrument does not support or relate to Financial Indebtedness;

(n)

incurred in connection with any financing or refinancing by or, insured, guaranteed or otherwise supported by, any export credit agency, any other governmental, quasi-governmental, multi-lateral, federal institution or agency, or any similar institution or agency where the terms of such financing or refinancing provide for the incurrence of such Financial Indebtedness by a subsidiary of the Guarantor, provided that the aggregate amount of all such Financial Indebtedness does not exceed US$500,000,000 (or its equivalent in any other currency or currencies) at any time;

(o)

incurred in connection with any financing or refinancing by or, insured guaranteed or otherwise supported by the European Investment Bank’s on-lending programme where the terms of such financing or refinancing provide for the incurrence of such Financial Indebtedness by a subsidiary of the Guarantor, provided that the aggregate amount of all such Financial Indebtedness does not exceed EUR100,000,000 (or its equivalent in any other currency or currencies) at any time;

(p)

incurred by a wholly-owned direct Subsidiary of the Guarantor as a co-borrower of Financial Indebtedness provided that: (A) such Financial Indebtedness is also incurred by the Guarantor as a co-borrower, (B) the incurrence of such Financial Indebtedness by the Guarantor is permitted pursuant to this Agreement, and (C) such Subsidiary does not carry out any manufacturing or trade activities or any other business activities (other than any activities reasonably necessary for maintaining its existence), does not have any material liabilities (other than as co-borrower of such Financial Indebtedness and obligations pursuant to the foregoing permitted business activities), and does not own any material assets (including Capital Stock, shares or other ownership interests in any company, corporation, partnership or other entity) other than as reasonably necessary for maintaining its existence; and

(q)

(other than Financial Indebtedness described in paragraphs (a) to (p) above) which in aggregate does not exceed US$350,000,000 (or its equivalent in any other currency or currencies) at any time outstanding.

“Permitted Investment” means any of the following:

(a)	any acquisition or investment to the extent financed by Equity;

(b)

without limiting Clause 14.7 (Obligor Coverage), any acquisition from or investment (including any loan to, or guarantee in respect of, Financial Indebtedness of any other member of the Group) in another member of the Group provided that:

(i)

the aggregate of (1) loans by Obligors to Non-Obligors and (2) guarantees by Obligors of Financial Indebtedness of Non-Obligors shall not exceed US$50,000,000 (or its equivalent in any other currency or currencies); and

(ii)

the aggregate of other investments made in Non-Obligors by Obligors after the date of this Agreement (other than the China Investment) shall not exceed the aggregate of US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year plus the aggregate of Equity contributed to the Group after the date of this Agreement and applied in such investments;

(c)	any acquisition of or investments in cash or Cash Equivalent Investments;

(d)	any acquisition of additional equity ownership interests in any existing Affiliate Investment;

(e)

loans made to an employee or director of any member of the Group whether pursuant to a share option scheme or otherwise; provided that the amount of that loan when aggregated with the amount of all loans to employees and directors by any member of the Group shall not exceed US$10,000,000 (or its equivalent in any other currency or currencies) at any time;

(f)	a loan, which does not constitute Financial Indebtedness, which is given or made in the ordinary course of business;

(g)	any investment in an entity engaged in business reasonably related to the core business of the Group if such entity is made or becomes an Obligor within ninety (90) days of such investment occurring;

(h)

any acquisitions or investment which is provided for in paragraph (b)(vi) of the definition of “Permitted Disposals” or results from a transaction permitted under Clause 15.3 (Merger) (provided that such transaction is also in compliance with paragraph (b) of this definition);

(i)

any refinancing, renewal or replacement of a loan or other investment outstanding on the date of this Agreement (up to the maximum amount thereof outstanding or committed as at the date of this Agreement); or

(j)

acquisitions and investments not otherwise permitted by this definition, which will not cause a breach of Clause 15.9 (Nature of Business), where the relevant consideration does not exceed in aggregate, for each Financial Year, one per cent. (1%) of Total Assets of the Group.

“Person” shall include an individual, corporation, company, partnership, firm, trustee, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency and their respective successors, legal personal representatives and assigns, as the case may be.

“PPE Report” means the unaudited quarterly pro forma property, plant and equipment gross and net book value report in respect of the Fixed Productive Assets substantially in the form set out in Appendix X (Form of PPE Report).

“Project” means the “New 300mm Fab 7H” project as described in the Company’s application for the Capital Assistance Scheme dated 1 May 2021.

“Project Completion Date” means the first date on which:

(a)

the first commercial production of semiconductor wafers utilising both Module A and Module B of the Module 7H Facility for its manufacturing process is completed (as determined by the Company and the Board, each acting reasonably); and

(b)	the LTV is not greater than fifty per cent. (50%).

“Projected Leverage Ratio” means, in relation to any Calculation Date falling on or prior to the Final Maturity Date, the ratio of projected Senior Debt to projected Total Capitalisation on such date (such projections in each case being made in the reasonable judgment of an authorised officer of the Guarantor).

“Property” means the Land, together with the building or buildings erected or to be erected thereon in relation to the Project (other than the Linde’s Supply System).

“Property All Risk Insurance” means such insurance against loss or damage covering the Fixed Productive Assets (excluding, for the avoidance of doubt, the Land but including the buildings erected thereon (other than the Linde’s Supply System)) under a property all risk insurance policy but only to the extent that it relates to the Fixed Productive Assets, excluding any public liability, workmen’s compensation insurances or third party liability insurances. For the avoidance of doubt, such part of the coverage under any such property all risk insurance policy against loss or damage over assets not constituting the Fixed Productive Assets shall not fall within the scope of the definition of “Property All Risk Insurance”.

“Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by foundries comparable to the relevant foundry operated by the Group as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of electricity generation and other equipment and facilities, with commensurate standards of safety, performance, dependability, efficiency and economy.

“Qualifying Period” means the period from 1 January 2021 to and including 31 December 2026.

“Quasi-Security” has the meaning given to that term in Clause 15.1(b) (Negative Pledge).

“Ready For Equipment Date” means the date that the contractor completes the construction for the Project at the Module 7H Facility.

“Recipient” has the meaning given to that term in Clause 25.7 (Miscellaneous).

“Relevant Event” means a Fixed Productive Assets Event, an Insurance Event, an LTV Test Date or an Additional LTV Test Date.

“Relevant Period” means, each period commencing on an LTV Test Date and ending on the day before the immediately succeeding LTV Test Date.

“Reorganisation” means a corporate reorganisation of one or more members of the Group whereby all or substantially all of the assets of one or more members of the Group are transferred to other members of the Group and the transferring entity or entities ceases or cease business or is or are dissolved.

“Repayment Dates” means

(a)	with respect to payments of interest in accordance with Clause 7 (Interest), 01 June and 01 December in each year; and

(b)	with respect to repayments of principal in accordance with Clause 8 (Repayment of Principal), each 01 June and 01 December in each year as specified in Appendix IV (Repayment Schedule),

in each case, subject to adjustment in accordance with Clause 9.2 (Payment Provisions).

“Repeating Representations” means the representations set out in Clause 12 (Warranties and Representations) other than those set out in Clauses 12.4 (No Proceedings), 12.6 (No Default), 12.7 (Provision of Information), 12.8 (Solvency), 12.9 (Financial Statements), 12.11 (Applicable Laws), 12.13 (Taxes), 12.15 (Anti-Money Laundering), 12.16 (Immunity), 12.18 (Pari Passu Ranking) and 12.20 (Projections).

“Revenues” means, in respect of a Calculation Period:

(a)	in respect of the Guarantor, the net revenues of the Guarantor on a consolidated basis for that Calculation Period, as demonstrated by the consolidated Financial Statements for that period; and

(b)

in respect of any other member of the Group, the net revenues of that member of the Group on an unconsolidated basis for that Calculation Period as demonstrated by the relevant consolidating Financial Statements for that period (but excluding intra-Group items and investments in Subsidiaries).

“Sanctions” means any international economic or trade sanctions adopted, administered or enforced from time to time by any of:

(a)	the United Nations Security Council (the Council as a whole and not its individual members);

(b)	the Office of Foreign Assets Control of the US Department of Treasury;

(c)	the US Department of Commerce Bureau of Industry and Security;

(d)	the US Department of State;

(e)	the European Union (the Union as a whole and not its individual member states); or

(f)	Her Majesty’s Treasury of the United Kingdom.

“Schedule of Project Milestones and Drawings” has the meaning given to that term in Clause 3(e) (Conditions Precedent and Availability).

“Second Common Terms Agreement” means the common terms agreement dated 21 December 2016 (and as amended and/or restated from time to time) between, among others, the Company, ING Bank, N.V. as Global Facility Agent and Atradius Facility Agent and Société Générale SA as Tied Commercial Facility Agent.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Mortgage;

(b)	the Assignment of Building Agreement;

(c)	the Assignment of Contractor’s All Risk Insurances;

(d)	the Assignment of Project Documents;

(e)	the Charge over Equipment;

(f)	the Charge over Property All Risk Insurance Amounts; and

(g)	any other security document that may at any time be given as security or assurance for the Financial Indebtedness pursuant to or in connection with any Finance Document.

“Senior Debt” means, at any time, the aggregate outstanding principal or capital amount of all external, unsubordinated Financial Indebtedness of the Adjusted Group, calculated on a consolidated basis, except that:

(a)	only the capitalized value of Finance Leases shall be included;

(b)	the amount of a guarantee shall not be included, to the extent it relates to indebtedness already included in the calculation of Senior Debt;

(c)

the aggregate amount of Cash and Cash Equivalent Investments held at such time shall be deducted other than any such Cash or Cash Equivalent Investments which would need to be counted to satisfy the covenant set out in Clause 13.5(a)(ii) (Financial Covenants) if it were to be tested at such time, in which case to the extent it would need to be so counted it will not be a deduction under this paragraph (c);

(d)

Financial Indebtedness arising under paragraph (e) of the definition of “Financial Indebtedness” shall be excluded (except to the extent that it represents actual close out or early termination amounts due from the Guarantor or another member of the Adjusted Group which has not been paid when due (or within any applicable grace period) and which are outstanding);

(e)

Financial Indebtedness arising under paragraph (g) of the definition of “Financial Indebtedness” shall be excluded (but only in relation to Financial Indebtedness arising under paragraph (e) of the definition of “Financial Indebtedness”); and

(f)	the aggregate outstanding principal amount of all loans from Non-Obligors to Obligors shall be included,

and so that no amount shall be included or excluded more than once.

“Senior Debt Service” means the aggregate of:

(a)	Net Interest for the relevant Calculation Period; and

(b)

all scheduled repayments of principal under the terms of any external Financial Indebtedness of the Adjusted Group (other than any subordinated Financial Indebtedness payable solely from the proceeds of an issue of Capital Stock or Financial Indebtedness subordinated to at least the same extent as a Shareholder Loan or from the proceeds of a permitted Distribution made by the Guarantor) falling due during that testing period:

(i)	including, without limitation, all capital payments falling due in respect of any Finance Leases (to the extent not already included);

(ii)

excluding any repayment or prepayment of any overdraft or revolving credit facility falling due during that period and which is either capable of being simultaneously redrawn under the terms of the relevant facility or refinanced or replaced by drawings under another credit facility; and

(iii)

excluding any repayment representing a lump-sum balloon repayment upon the maturity of any term Financial Indebtedness to the extent refinanced or replaced during that period by new Financial Indebtedness, Equity or other cash available to a member or members of the Group (provided that the repayment thereof would not cause the Guarantor to breach its obligation under Clause 13.5(a)(ii) (Financial Covenants).

“Shareholder Loans” means funding provided to the Guarantor by its shareholders or their affiliates (other than members of the Group) in the form of subordinated shareholder debt or subordinated convertible debt, subject to one or more subordination agreements among the provider of such funding, the Board and the Guarantor substantially in the form of the Subordination Deed or otherwise on terms acceptable to the Board, whether by way of cash or other assets.

“Shareholders’ Equity” means “Shareholders’ Equity” as described in the Financial Statements of the Group.

“Standard Discounting Provisions” means representations, warranties, covenants, indemnities and guarantees of performance (excluding, for the avoidance of doubt, guarantees of Financial Indebtedness) entered into on arm’s length terms by the Guarantor or any other member of the Group which the Guarantor or such member of the Group has reasonably determined are customary in a non-recourse receivables financing (including, without limitation, those relating to origination, sale and the servicing of the assets of a securitisation entity), it being understood that any obligation to repurchase receivables or indemnify in respect of receivables as a result of a breach of the foregoing or as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to the seller (or any affiliate of seller) of such receivable, shall be deemed to be a Standard Discounting Provision.

“Statement of Expenditure” has the meaning given to that term in Clause 5.2(c) (Drawings of the Term Loan Facility).

“Subordinated Creditor” has the meaning given to such term in the Subordination Deed.

“Subordination Deed” means the subordination deed to be entered into on or about the date of this Agreement in connection with the incurrence of any Shareholder Loans.

“Subsequent Valuation Report” means an independent appraisal of the Fair Market Value of the Acceptable Fixed Productive Assets (undertaken in respect of the current year only) prepared by the relevant Valuers in the form of the Initial Valuation Report or otherwise in a form agreed by the Company and the Board.

“Subsidiary” means, as to any person, any other person that, at any time of determination (i) such first person owns directly, or indirectly through one or more intermediaries, capital stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or, persons performing similar functions) of such second person or (ii) is Controlled by such first person (save where the level of Control does not result in the second person being treated as a consolidated subsidiary in accordance with the Approved Accounting Principles and consolidated with the Guarantor for the purposes of its consolidated audited financial statements).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Term Loan Facility” means the loan facility in the aggregate principal amount of S$1,541,000,000 to be made available to the Company by the Board in accordance with the terms and conditions set out in this Agreement and shall also be deemed to include the whole or any part thereof.

“Third Common Terms Agreement” means the common terms agreement dated 2 March 2018 (as amended and/or restated from time to time) between (amongst others) GLOBALFOUNDRIES Singapore Pte. Ltd. as lessee and the original guarantors.

“Top-Up Valuation Report” has the meaning given to that term in Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

“Total Assets” means at any time:

(a)

in respect of the Group, the value of the Group’s gross assets on a consolidated basis, as shown in the latest consolidated financial statements of the Guarantor provided pursuant to Clause 13.1 (Financial Statements); and

(b)

in respect of any member of the Group, the value of its gross assets on an unconsolidated basis, as shown in the latest consolidating financial statements of the Guarantor provided pursuant to Clause 13.1 (Financial Statements) (but excluding intra-Group items and investments in Subsidiaries).

“Total Loss” means any of the following in relation to the Fixed Productive Assets:

(a)	the destruction of or damage to the Fixed Productive Assets which renders repair uneconomic or which renders such Fixed Productive Assets unfit for its intended use;

(b)	any damage to the Fixed Productive Assets that the relevant insurance carrier, based on expert evidence, determines to have resulted in a total loss or a constructive or compromised total loss; and

(c)

its sequestration, detention, seizure or theft or any similar event, in any case resulting in loss of possession by the Company for a period being the least of (i) over thirty (30) consecutive days, (ii) the period to the date when the proceeds of insurance are paid to the Company and (iii) the remaining tenor until the Final Maturity Date.

“Total Capitalisation” means, at any date of determination, the sum of the following for the Adjusted Group on a consolidated basis, determined in accordance with the Approved Accounting Principles and, for the purposes of the Leverage Ratio, as determined from the latest consolidated financial statements of the Guarantor delivered pursuant to Clause 13.1 (Financial Statements) but adjusted to reflect (i) the amount of Senior Debt immediately prior to the date of determination and the amount of any Shareholders’ Equity (including Shareholder Loans) contributed or advanced to the Guarantor since the date of such latest consolidated financial statements (to the extent not taken into account therein) and (ii) any transactions committed on the date of determination for the incurrence (in accordance with the definition of “Permitted Indebtedness”) and/or prepayment or repayment of Senior Debt (and which shall include the transaction which has required, in accordance with the definition of “Permitted Indebtedness”, the relevant determination of Total Capitalisation to be made):

(a)	Shareholders’ Equity (including Shareholder Loans); plus

(b)	the amount of surplus and retained earnings of the Adjusted Group (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus

(c)	the Senior Debt.

“Total Project Costs” has the meaning given to that term in Clause 14.16 (Total Project Costs Statement of Expenditure).

“Total Project Costs Statement of Expenditure” has the meaning given to that term in Clause 14.16 (Total Project Costs Statement of Expenditure).

“Transaction Security” means the Security created or expressed to be created pursuant to the Security Documents.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“US GAAP” the generally accepted accounting principles in the United States with which each member of the Group are, or may be, required to comply, as in effect on the date of First Drawing, provided that:

(a)

except as otherwise set forth in this Agreement, all ratios and calculations based on US GAAP contained in this Agreement shall be computed in accordance with US GAAP as in effect on the date of First Drawing;

(b)

at any time after the date of First Drawing, the Guarantor may elect to implement any amendments or other changes to US GAAP in effect on or prior to the date of such election, provided further that the Guarantor shall give notice of any such election made in accordance with this definition to the Board; and

(c)

notwithstanding any of the foregoing, the impact of US GAAP ASC 842 (Leases) and any successor standard thereto (or any equivalent measure under any other generally accepted accounting standards) shall be disregarded with respect to all ratios, calculations and determinations based upon US GAAP (or, as applicable, such other generally accepted accounting standards) to be calculated or made, as the case may be, pursuant to this Agreement (other than, for the avoidance of doubt, the representations set out in Clause 12.9 (Financial Statements)), provided that the Guarantor may make an irrevocable election once to establish that “US GAAP” shall include the impact of US GAAP ASC 842 (Leases) and any successor standard thereto (or any equivalent measure under any other generally accepted accounting standards).

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“Valuation Report” means the Initial Valuation Report or any Subsequent Valuation Report.

“Valuer” means:

(a)

(in relation to the Acceptable Fixed Productive Assets constituting land, buildings and infrastructure) Jones Lang Lasalle and any other independent valuer proposed by the Company and approved by the Board; and

(b)

(in relation to all other Acceptable Fixed Productive Assets) each of Gordon Brothers, Twin Pillars and Robert Khan & Co. and any other independent valuer proposed by the Company and approved by the Board.

“Weighted Average Life to Maturity” means, when applied to any Financial Indebtedness at any date, the quotient obtained by dividing:

(a)

the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Financial Indebtedness multiplied by the amount of such payment; by

(b)	the sum of all such payments.

“Written Notice” has the meaning given to that term in Clause 5.2(b) (Drawings of the Term Loan Facility).

“Year” or “year” means a calendar year.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	words importing the singular number include the plural number and vice versa;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Board or, if not so agreed, is in the form specified by the Board;

(iii)

the words “hereof”, “herein”, “hereon” and “hereafter” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)	the headings to the Clauses hereof shall not be deemed part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement;

(v)	“assets” includes present and future properties, revenues and rights of every description;

(vi)

a party to this Agreement or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(vii)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended, restated or replaced from time to time (whether or not such amendment, novation, supplement, extension, restatement or replacement was contemplated as at the date of this Agreement), and including cases where the amendments concerned involve an increase, extension or other change (however great) to any facility or the grant of any additional facility (however great);

(viii)

“guarantee” means (other than in Clause 11 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“include”, “includes” and “including” shall be construed without limitation;

(x)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)

a “quarter” is a reference to each consecutive period of approximately three (3) calendar months in each Financial Year commencing on or about 1 January or as otherwise agreed in accordance with the terms hereof and “quarterly” shall be construed correspondingly; and

(xii)	a provision of law, statute or treaty is a reference to that provision as amended or re-enacted.

(b)	Reference herein to Clauses and Appendices are references to Clauses and Appendices of this Agreement.

(c)

Unless provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

(d)

Except where specifically provided otherwise, each of the baskets and exceptions in this Agreement are separate and if any amount or transaction could fall within more than one of the baskets or exceptions of this Agreement then the Company shall, in its sole discretion, classify (and may from time to time reclassify) that amount or transaction to a particular basket or exception and it shall not reduce or use any other basket or exception (and, for the avoidance of doubt, an amount or transaction may, at the option of the Company, be split between different baskets or exceptions).

(e)	A Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

(a)	“Dollars” or “S$” means Singapore Dollars.

(b)	“EUR” and “Euro” means the single currency of the Participating Member States.

(c)	“USD” and “US$” denote the lawful currency of the United States of America.

1.4	Fluctuations in exchange rates

For the avoidance of doubt, for the purposes of Clause 12 (Warranties and Representations), Clause 14 (Affirmative Undertakings), Clause 15 (Negative Undertakings) or Clause 16 (Events of Default) (and, in each case, the related definitions) but excluding any Event of Default resulting from a breach of Clause 13.5 (Financial Covenants) (and related definitions), a reference to an amount (or its equivalent in any other currency or currencies) shall be determined by reference to the rate of exchange on the date of incurrence or making of a particular disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action and any subsequent exchange rate fluctuation shall not cause an Event of Default or the breach of any provision of Clause 14 (Affirmative Undertakings), Clause 15 (Negative Undertakings) or misrepresentation in respect of any provision of Clause 12 (Warranties and Representations).

1.5	Calculation of baskets

(a)

If any of the baskets set forth in the definitions of Permitted Disposal or Permitted Investment are exceeded solely as a result of fluctuations to Total Assets as set out in the financial statements delivered after the time when such baskets were calculated in connection with the relevant activity, such basket(s) will not be deemed to have been exceeded solely as a result of such fluctuations.

(b)	For any relevant basket set by reference to a Financial Year, fiscal year or calendar year (each an “Annual Period”):

(i)	at the option of the Company, the maximum amount so permitted under such basket during such Annual Period may be increased by:

(A)

an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or

(B)

an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and

(ii)

to the extent that the maximum amount so permitted under such basket during such Annual Period is increased in accordance with paragraph (i) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A)	firstly, against the Carry Forward Amount;

(B)	secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraph (i) above; and

(C)	thirdly, against the Carry Back Amount.

2.	TERM LOAN FACILITY

Subject to the provisions of this Agreement and in particular those of Clauses 3 (Conditions Precedent and Availability), 4 (Purpose of the Term Loan Facility), 7 (Interest), 8 (Repayment of Principal), 9 (Payment Provisions), 12 (Warranties and Representations), 14 (Affirmative Undertakings) and 15 (Negative Undertakings) hereof being complied with, the Board shall make available to the Company the Term Loan Facility at the times and in the manner as hereinafter provided. The Term Loan Facility shall be for a period (“Loan Period”) commencing from date of First Drawing and ending on the Final Maturity Date, inclusive of a grace period commencing from date of First Drawing to the date immediately before the first Repayment Date set out in the Repayment Schedule (“Grace Period”) for repayment of the Term Loan Facility as provided in Clause 8 (Repayment of Principal). Notwithstanding the Grace Period for the repayment of principal, the Company agrees that interest shall accrue during the entire Loan Period (including the Grace Period) and the Company shall be required to pay interest for each Drawing during the Grace Period.

3.	CONDITIONS PRECEDENT AND AVAILABILITY

3.1

The Company shall only be allowed to make any Drawing or Drawings under the Term Loan Facility, and the obligations of the Board to make available the same shall be subject to the following conditions precedent to be fulfilled, observed, performed and/or discharged by the Company, namely:

(a)	there shall not exist at the date of the Drawing to be made, any Default, which is continuing;

(b)

all Repeating Representations are true and accurate in all material respects on the date of the Written Notice and on the date of the Drawing by reference to the facts and circumstances then subsisting;

(c)

on or prior to the delivery of the first Written Notice, the Company has effected, executed and/or provided, in a form, manner or substance that is to the Board’s satisfaction, the following documents:

(i)

two original copies of a certificate of a director or the secretary of the Company and the Guarantor (as the case may be), in each case (A) attaching a copy of the constitutional documents of the Company or the Guarantor (as the case may be) and the statutory registers of the Guarantor and (B) certifying such documents to be a true copy thereof;

(ii)	a copy of a certificate of good standing of the Guarantor as issued by the Registrar of Companies in the Cayman Islands and dated within 30 days of the date of this Agreement;

(iii)

two original copies of a certificate of a director or the secretary of the Company and the Guarantor (as the case may be), in each case, (A) attaching a copy or extract of the resolution of the board of directors of the Company or the Guarantor (as the case may be) which is in full force and effect, approving the terms and conditions contained in the Finance Documents to which it is a party and authorising a person or persons to sign the Finance Documents to which it is a party and any other document to be given to the Board from time to time by the Company or the Guarantor (as the case may be) and (B) certifying such documents to be a true copy thereof;

(iv)

two original copies of a certificate of a director or the secretary of the Company and the Guarantor (as the case may be), in each case, (A) attaching a copy of the specimen signatures of the Authorised Officers authorised to sign the Finance Documents on behalf of each of the Company or the Guarantor (as the case may be), and to sign (in the case of the Company) the Written Notice and (in all cases) any other document to be given from time to time by the Company or the Guarantor (as the case may be) and (B) certifying such specimens to be the true signatures of such persons respectively;

(v)

two original copies of the duly executed and dated Security Documents (other than the Charge over Equipment, the Mortgage and the Charge over Property All Risk Insurance Amounts) and Subordination Deed;

(vi)

two original copies of the Mortgage duly executed and to be held in documentary escrow with Allen & Gledhill LLP (as the Board’s Counsel) and released by Allen & Gledhill LLP, in each case, in accordance with the terms of the Assignment of Building Agreement;

(vii)

two original copies of the Charge over Property All Risk Insurance Amounts duly executed and to be held in documentary escrow with Allen & Gledhill LLP (“Documentary Escrow”). For the avoidance of doubt, there shall be no monetary escrow. The signed signature page of the Company to the Charge over Property All Risk Insurance Amounts is to be released on the instructions from the Company to Allen & Gledhill LLP for the purposes of satisfying its obligations under Clause 14.17 (Charge over Property All Risk Insurance Amounts);

(viii)

an agreed form of the Charge over Equipment subject to finalization of the details of the relevant Acceptable Fixed Productive Assets to be referenced therein and two original copies of the signed signature pages of the Charge over Equipment to be held in Documentary Escrow. For the avoidance of doubt, there shall be no monetary escrow. The signed signature page of the Company to the Charge over Equipment is to be released on the instructions from the Company to Allen & Gledhill LLP for the purposes of satisfying its obligations under Clause 14.13(a) (Charge over Equipment);

(ix)

two original copies of all notices signed by the Company, all as required by the relevant Security Document (other than the Charge over Equipment, the Mortgage and the Charge over Property All Risk Insurance Amounts);

(x)	two original copies of a certificate of a director or the secretary of the Company attaching a copy of the Building Agreement and certifying such document to be a true copy thereof;

(xi)	a copy of evidence that all consents required from the Head Lessor in respect of the creation of Security under the Assignment of Building Agreement and the Mortgage have been obtained;

(xii)	a copy of the results of title searches and replies to customary legal requisitions on the Property, in such form as may be satisfactory to Allen & Gledhill LLP as the legal advisor to the Lender;

(xiii)	a satisfactory report on title of the Property to be issued by Allen & Gledhill LLP as the legal advisor to the Lender;

(xiv)

the agreed form statements of particulars of charge under each Security Document and an original copy of the letter of authorisation of the Company addressed to Allen & Gledhill LLP for the filing of such statements of particulars of charge with the Accounting and Corporate Regulatory Authority of Singapore;

(xv)	a copy of the legal opinion of the following advisers to the Lender:

(A)	Allen & Gledhill LLP as to the law of Singapore; and

(B)	Walkers (Singapore) Limited Liability Partnership as to Cayman Islands law; and

(xvi)	a copy of the evidence that any process agent referred to under the Subordination Deed has accepted its appointment; and

(d)

in respect of the first Drawing for the purposes of reimbursing costs and expenses referred to in Clause 4.1 (Purpose of the Term Loan Facility) below, on or prior to the delivery of the Written Notice for such Drawing, the Company has effected, executed and/or provided, in a form, manner or substance that is to the Board’s satisfaction, the following documents:

(i)	two original copies of a certificate of a director or the secretary of the Company attaching a copy of the Main Construction Contract and certifying such document to be a true copy thereof;

(ii)

a copy of (A) the provisional permission to carry out the Project to be granted by the Chief Planner of the Urban Redevelopment Authority of Singapore to the Company pursuant to Section 17 of the Planning Act, Chapter 232 of Singapore or (B) the written permission to carry out the Project to be granted by the Chief Planner of the Urban Redevelopment Authority of Singapore (and its successors) to the Company pursuant to Section 14(4)(a) of the Planning Act, Chapter 232 of Singapore;

(iii)	a copy of the building plan approval to be granted by the Commissioner of Building Control to the Company pursuant to Section 5 or Section 5A of the Building Control Act, Chapter 29 of Singapore; and

(iv)	a copy of the permit to commence work in respect of the Project granted by the Commissioner of Building Control.

3.2

The Company has populated a schedule of project milestones and forecast drawdowns in the form set out in Appendix V (Schedule of Project Milestones and Drawing) (a “Schedule of Project Milestones and Drawings”) and such schedule provides that the Company may not make more than one Drawing in a three month period.

3.3	Prior to the date of this Loan Agreement, the Company delivered to the Board the following Financial Statements:

(d)	the audited and consolidated Financial Statements of the Company for the financial year ended 31 December 2018;

(e)	the audited and consolidated Financial Statements of the Company for the financial year ended 31 December 2019;

(f)	the audited and consolidated Financial Statements of the Company for the financial year ended 31 December 2020;

(g)	the audited and consolidated Financial Statements of the Guarantor for the financial year ended 31 December 2018;

(h)	the audited and consolidated Financial Statements of the Guarantor for the financial year ended 31 December 2019; and

(i)	the audited and consolidated Financial Statements of the Guarantor for the financial year ended 31 December 2020.

For the purposes of Clause 12.9 (Financial Statements), such Financial Statements have been delivered in accordance with the Loan Agreement.

4.	PURPOSE OF THE TERM LOAN FACILITY

4.1

Subject to the terms and conditions of this Agreement and in particular to all the Conditions of this Clause 4 and Clauses 3 (Conditions Precedent and Availability), 5 (Drawings of the Term Loan Facility), 7 (Interest), 8 (Repayment of Principal), 9 (Payment Provisions), 12 (Warranties and Representations), 13 (Information Undertakings), 14 (Affirmative Undertakings) and 15 (Negative Undertakings) hereof being complied with, the Term Loan Facility shall be made available by the Board to the Company for the sole purpose of reimbursing:

(a)	all costs and expenses for the development and construction of the assets referred to in paragraph (a) of the definition of “Financed Fixed Productive Assets”; and

(b)	the purchase consideration of the assets referred to in paragraph (b) of the definition of “Financed Fixed Productive Assets”,

in each case, incurred during the Qualifying Period and paid by the Company, but excluding any Taxes relating thereto.

4.2

The Company shall apply all the proceeds from each Drawing for the purposes described in Clause 4.1 (Purpose of the Term Loan Facility) above and for no other purpose whatsoever. The Board is not bound but reserves the right to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	DRAWINGS OF THE TERM LOAN FACILITY

5.1

Subject to the terms and conditions of this Agreement and in particular to all the conditions of this Clause 5 and Clauses 3 (Conditions Precedent and Availability), 4 (Purpose of the Term Loan Facility), 7 (Interest), 8 (Repayment of Principal), 9 (Payment Provisions), 12 (Warranties and Representations), 13 (Information Undertakings), 14 (Affirmative Undertakings) and 15 (Negative Undertakings) hereof being complied with, the Board shall make available the Term Loan Facility for Drawing by the Company, in accordance with the terms and stipulations herein.

5.2	When the Company intends to make a Drawing, the Company shall be required to:

(a)	inform the Board of the intention to make a Drawing in writing;

(b)

serve on the Board the written notice of the intended Drawing (the “Written Notice”) at least twenty five (25) Business Days prior to the intended date of Drawing. Each Written Notice shall be substantially in the form set out in Appendix I (Notice of Drawing) hereto and shall:

(i)	state the date (which must be a Business Day) and the amount of the proposed Drawing;

(ii)	be irrevocable;

(iii)	commit the Company to borrow the amount and on the date stated;

(iv)	constitute a representation and warranty that at the date thereof the Repeating Representations are true in all material respects and that no Default is continuing;

(v)	confirm that the conditions precedent set out in Clause 3 (Conditions Precedent and Availability) have been complied with in every respect; and

(vi)	specify the account and bank (which must be in Singapore) to which the proceeds of the Drawing are to be credited; and

(c)

include in the Written Notice a statement of expenditure on the Financed Fixed Productive Assets (in the form set out in Appendix II (Statement of Expenditure)) (a “Statement of Expenditure”) duly certified by an Independent External Auditor and accompanied by an auditor’s statement (in each case, in the form set out in Appendix III (Format for External Auditors’ Statement) or such other form as may be agreed between the Independent External Auditor, the Company and the Board, each acting reasonably) (an “External Auditor’s Statement”) pertaining to the amount requested under the Drawing as well as the Company’s declaration that there has not been any breach of any conditions precedent under Clause 3 (Conditions Precedent and Availability). The submission by the Company and the Board’s acceptance of the above shall not, in and of itself, constitute a waiver or variation of any of the terms and conditions of this Agreement, or a waiver of any breach thereof. The Board (acting reasonably) shall have the right to require the Company to submit the invoices, receipts and such other documents evidencing expenditure in support of such statement. For the avoidance of doubt, each Statement of Expenditure may only include amounts incurred, invoiced and paid at the time of delivery of the Written Notice.

5.3

The Company agrees that each Drawing shall be for the reimbursement of costs and expenses already incurred during the Qualifying Period and paid by the Company for the purchase of Financed Fixed Productive Assets and that it shall not make more than one Drawing in a three month period.

5.4	The First Drawing shall be made not later than one (1) year from the date of this Agreement or such later date as may be approved by the Chairman of the Board or his lawful representative.

5.5	Any Financed Fixed Productive Assets:

(a)	elected by the Company to be financed by Drawings under the Term Loan Facility may not at any time be financed by the EDB Grant; and

(b)	elected by the Company to be financed by the EDB Grant may not at any time be financed by Drawings under the Term Loan Facility.

5.6

To the extent that a project milestone identified in the Schedule of Project Milestones and Drawings is achieved ahead of the dates specified in the Schedule of Project Milestones and Drawings, the Company may make a Drawing to reimburse any Project costs and expenses incurred during the Qualifying Period and paid by the Company for the purpose of achieving such project milestone in advance of the relevant date set out in the Schedule of Project Milestones and Drawings. For the avoidance of doubt, the Statement of Expenditure forming part of the Written Notice in respect of the intended Drawing may only include amounts incurred, invoiced and paid at the time of delivery of the Written Notice.

5.7

To the extent any project milestones are not achieved by the date specified under the Schedule of Project Milestones and Drawings, Drawings under the Term Loan Facility shall not be available for utilisation until the Company and the Board agree to a revised schedule of project milestones and a revised Schedule of Project Milestones and Drawings is delivered to the Board.

5.8

To the extent any amount of any forecast Drawing identified in the Schedule of Project Milestones and Drawings is not needed at the time to meet a particular project milestone as set out in the Schedule of Project Milestones and Drawings, such amount may be applied to any other project milestone.

6.	AVAILABILITY OF TERM LOAN FACILITY

The Term Loan Facility shall be available for Drawing for a period of three (3) years from the date of the First Drawing (the “Availability Period”) after which date any part of the Term Loan Facility not drawn shall be cancelled. In the event that the First Drawing is not made within one (1) year from the date of this Agreement or such later date as may be approved by the Chairman of the Board or his lawful representative, the Term Loan Facility shall be cancelled.

7.	INTEREST

7.1

The Company shall pay the Board interest for each Drawing charged at the Interest Rate for each Interest Period on each Repayment Date, commencing on the Repayment Date first occurring immediately after the expiry of 90 days from the date of the First Drawing, until full repayment of the principal and interest in respect of that Drawing. For the avoidance of doubt, the Company shall be required to pay interest for each Drawing during the Grace Period.

7.2

The obligations for principal repayments and/or interest payments, and/or overdue or delays in interest payments (in relation to monies that have been drawn down by the Company), under this Agreement shall be calculated at the Interest Rate on the basis of a year of three hundred and sixty five (365) days for the actual number of days elapsed.

7.3

The Board is entitled to charge and the Company agrees, confirms and accepts the obligation to make payment for Default Interest to be charged and that the rate of the Default Interest charged by the Board on any Unpaid Sum shall be two per cent (2%) per annum higher than the rate which would have applied if the Unpaid Sum had not become due. The Default Interest shall be charged on the Unpaid Sum from the applicable Repayment Dates up to the date of actual full repayment, compounded on a monthly basis. For the avoidance of doubt, Default Interest applies to any late or non-payment regardless of whether an Event of Default has been declared.

8.	REPAYMENT OF PRINCIPAL

8.1	The Company shall repay all the Drawings under the Term Loan Facility herein, in equal consecutive six-monthly repayment instalments as set out in Appendix IV (Repayment Schedule).

8.2

The first of the aforesaid repayment instalments shall be paid on the first Repayment Date listed in Appendix IV (Repayment Schedule) by equal six-monthly instalments as specified in Appendix IV (Repayment Schedule) until full repayment on the Final Maturity Date. For the avoidance of doubt, all amounts outstanding in connection with the Term Loan Facility shall be repaid in full on the Final Maturity Date.

9.	PAYMENT PROVISIONS

9.1

All payments to be paid by the Company under this Agreement shall be credited into the Board’s Bank Account or otherwise received by the Board not later than 11 a.m. (Singapore time) (or such later time agreed by the Board) on the relevant Repayment Date. The Board may from time to time designate such other bank account or mode of payment agreed between the Company and the Board by notice in writing to the Company not less than ten (10) Business Days prior to the date of any such payment hereunder.

9.2

If any sum becomes due for payment under this Agreement on a day which is not a Business Day, such payment shall be made on the next Business Day and all calculation of interest shall be adjusted accordingly.

10.	PREPAYMENT

10.1	Voluntary prepayment and cancellation

(a)

Subject to Clause 8 (Repayment of Principal) above, the Company may elect to prepay any part or whole of the Term Loan Facility without penalty or premium, at any time before the Final Maturity Date by giving the Board at least thirty (30) days’ prior written notice of its intention to make any such prepayment(s) for any amount of the outstanding Term Loan Facility that had been drawn down by the Company. Any prepayment under this Clause 10.1(a) shall be made together with all accrued interest and other amounts payable in relation thereto under the Finance Documents and shall reduce the repayment instalments under the Term Loan Facility falling after that prepayment rateably.

(b)	The Company shall be released from all their obligations hereunder and this Agreement shall be terminated when:

(i)	the Company has repaid all the principal monies that had been drawn down under the Term Loan Facility herein; and

(ii)

the Company has made the relevant payments for all fees, charges and/or interest or Default Interest (where applicable) that shall be imposed on the Company in accordance with the terms and conditions set out herein.

10.2	Change of Control

(a)	If a Change of Control occurs, then:

(i)	the Company shall promptly notify the Board upon becoming aware of such Change of Control (the date of such notification being, the “Notification Date”);

(ii)

the Board shall have the right by notice in writing to the Company within sixty (60) days of the Notification Date to elect for its commitments under the Term Loan Facility to be cancelled and its participation in all outstanding amounts drawn down under the Term Loan Facility to be prepaid (“Change of Control Election”); and

(iii)

if the Board makes a Change of Control Election, the Term Loan Facility shall automatically be cancelled on and as of the date of such election without further action by any of the parties hereto and its participation in all outstanding amounts drawn down under the Term Loan Facility, together with accrued interest and all other amounts accrued under the Finance Documents in respect of such participation shall become due and payable on the date falling ninety (90) days after the Notification Date.

10.3	Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test

(a)	For the purposes of this Clause 10.3:

“Acceptable Fixed Productive Assets” means the Module 7H Facility’s (and/or other fabrication facilities’) land, buildings and infrastructure and tools and other related assets (including, for the avoidance of doubt, semiconductor wafer fabrication equipment) for the Module 7H Facility (and/or such other fabrication facilities), in each case, located in Singapore which become subject to Transaction Security in accordance with the provisions of the Finance Documents provided that the Company provides customary corporate approvals (if required) and any required additional, or amendment to, the relevant Security Document reasonably satisfactory to the Board and any legal opinions, consents, assurances, resolutions and other documents, in each case, which are equivalent to those provided pursuant to Clause 3 (Conditions Precedent and Availability) as the Board may reasonably request in connection with that document (provided further that if such documents are substantially the same as the corresponding documents provided pursuant to Clause 3 (Conditions Precedent and Availability), they shall be deemed satisfactory to the Board).

“Additional LTV Test Certificate” has the meaning given to that term in Clause 13.3 (LTV/Additional LTV Test Certificate).

“Additional LTV Test Date” each date of an Additional Valuation Report.

“Additional LTV Test Prepayment Date” means, where an Additional LTV Test Certificate confirms that the LTV as of the relevant Additional LTV Test Date (and determined by reference to the relevant Additional Valuation Report) exceeds the LTV Threshold as of the relevant Additional LTV Test Date, the date falling forty (40) Business Days after the delivery of that Additional LTV Test Certificate.

“Applicable Valuation Report” means:

(a)

in respect of a Fixed Productive Assets Event, a Valuation Report dated no more than three hundred and sixty-five (365) days prior to the date of the applicable Fair Market Value calculation required in connection with such Fixed Productive Assets Event;

(b)

in respect of an Insurance Event, a Valuation Report dated no more than three hundred and sixty-five (365) days prior to the date of the applicable Fair Market Value calculation required in connection with such Insurance Event;

(c)

in respect of an LTV Test Date, a Valuation Report dated no more than thirty (30) Business Days prior to the date of the applicable Fair Market Value calculation required in connection with such LTV Test Date; and

(d)

in respect of an Additional LTV Test Date, a Valuation Report dated no more than thirty (30) Business Days prior to the date of the applicable Fair Market Value calculation required in connection with such Additional LTV Test Date.

“Fixed Productive Assets Event” means the release of any Acceptable Fixed Productive Assets from the Transaction Security, whether in connection with a disposal of such Acceptable Fixed Productive Asset or otherwise. For the avoidance of doubt, the Property may not be released from the Transaction Security without the approval of the Board.

“Fixed Productive Assets Prepayment Date” means the date on which the Fixed Productive Assets Event occurs.

“Insurance Event” means a Total Loss or any partial loss resulting in an insurance claim in excess of US$10,000,000 (or its equivalent in any other currency or currencies) in respect of any Fixed Productive Assets.

“Insurance Prepayment Date” means, in respect of an Insurance Event, the date falling one hundred and eighty (180) days after the occurrence of such Insurance Event.

“LTV Test Certificate” has the meaning given to that term in Clause 13.3 (LTV/Additional LTV Test Certificate).

“LTV Test Date” means the Project Completion Date and each anniversary of the Project Completion Date, provided that if the immediately preceding Compliance Certificate and/or (as the case may be) the most recent Applicable Valuation Report demonstrates that (A) as at the most recent Calculation Date, (1) the Debt Service Coverage Ratio was less than 1.3:1.0; or (2) the Obligors held less than US$350,000,000 (less the aggregate of available and undrawn amounts under any Committed Debt Facilities) in Cash or Cash Equivalent Investments; and (B) the LTV was equal to or more than sixty-five per cent. (65%), the LTV Test Date shall be deemed to be the date falling each six-month anniversary of the Project Completion Date until the foregoing no longer applies.

“LTV Test Prepayment Date” means, where an LTV Test Certificate confirms that the LTV as of the relevant LTV Test Date (and determined by reference to the relevant Applicable Valuation Report and any Top-Up Valuation Report) exceeds the LTV Threshold as of the relevant LTV Test Date, the date falling forty (40) Business Days after the delivery of that LTV Test Certificate.

“Top-Up Valuation Report” means, in respect to Acceptable Fixed Productive Assets not appraised in the latest Applicable Valuation Report, the Fair Market Value of such Acceptable Fixed Productive Assets as determined pursuant to an independent appraisal by the relevant Valuer(s), provided that it shall cease to be a Top-Up Valuation Report on the earliest of the date:

(i)	of disposal of such Acceptable Fixed Productive Assets;

(ii)	of the first Applicable Valuation Report after the date of the Top-Up Valuation Report; and

(iii)	falling three hundred and sixty-five (365) days after the date of such report.

(b)	The Company shall on or prior to any:

(i)	Fixed Productive Assets Prepayment Date;

(ii)	Insurance Prepayment Date;

(iii)	LTV Test Prepayment Date; and

(iv)	Additional LTV Test Prepayment Date,

prepay amounts (if any such amounts are required to be prepaid to comply with the LTV as described below) drawn down under the Term Loan Facility (together with all accrued interest and other amounts payable in relation thereto under the Finance Documents) in an amount required to ensure that:

(A)

the LTV as at such date (to be determined by reference to the Applicable Valuation Report and any Top-Up Valuation Report (if applicable) and (1) in respect of an Insurance Event, excluding the Fair Market Value of the relevant Fixed Productive Assets that is the subject of the Total Loss or, as applicable, the amount of the insurance claim in respect of a partial loss for such Insurance Event, (2) in respect of an Fixed Productive Assets Event, excluding the Fair Market Value of the relevant Acceptable Fixed Productive Assets that is the subject of the disposal or release pursuant to such Fixed Productive Assets Event and (3) in each case, pro forma for the inclusion of the Fair Market Value of any Acceptable Fixed Productive Assets as set out in any relevant Top-Up Valuation Report which becomes subject to Transaction Security on or before such date), does not exceed,

(B)	the LTV Threshold.

10.4	Total Project Costs

If the Total Project Costs Statement of Expenditure delivered pursuant to Clause 14.16 (Total Project Costs Statement of Expenditure) confirms that the total principal amount outstanding under the Term Loan Facility exceeds forty per cent. (40%) of the Total Project Costs, the Company shall within ten (10) Business Days of delivery of the Total Project Costs Statement of Expenditure prepay amounts drawn down under the Term Loan Facility (together with all accrued interest and other amounts payable in relation thereto under the Finance Documents) in an amount required to ensure that immediately following such prepayment the total principal amount outstanding under the Term Loan Facility is equal to or less than forty per cent. (40%) of the Total Project Costs. Any prepayment under this Clause 10.4 shall reduce the repayment instalments under the Term Loan Facility falling after that prepayment rateably.

11.	GUARANTEE AND INDEMNITY

11.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Board punctual performance by the Company of all the Company’s obligations under the Finance Documents;

(b)

undertakes with the Board that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Board that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Board immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 11 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

11.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

11.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any security for those obligations or otherwise) is made by the Board in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of the Guarantor under this Clause 11 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

11.4	Waiver of defences

The obligations of the Guarantor under this Clause 11 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 11 (Guarantee and Indemnity), would reduce, release or prejudice any of its obligations under this Clause 11 (Guarantee and Indemnity) (without limitation and whether or not known to it or the Board) including:

(a)	any time, waiver or consent granted to, or composition with, the Company or other person;

(b)	the release of the Company or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

11.5	Guarantor intent

Without prejudice to the generality of Clause 11.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

11.6	Immediate recourse

The Guarantor waives any right it may have of first requiring the Board (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 11 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

11.7	Appropriations

Until all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably paid in full, the Board (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Board (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 11 (Guarantee and Indemnity).

11.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably paid in full and unless the Board otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 11 (Guarantee and Indemnity):

(a)	to be indemnified by the Company;

(b)	to claim any contribution from any other guarantor of the Company’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Board under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Board;

(d)

to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 11 (Guarantee and Indemnity);

(e)	to exercise any right of set off against the Company; and/or

(f)	to claim or prove as a creditor of the Company in competition with the Board.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Board by the Company under or in connection with the Finance Documents to be repaid in full on trust for the Board and shall promptly pay or transfer the same to the Board or as the Board may direct.

11.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Board.

12.	WARRANTIES AND REPRESENTATIONS

Each of the Company and the Guarantor (in each case, in respect of itself) hereby warrants and represents to the Board as follows:

12.1	Status; Power

(a)

It is duly organised, formed or incorporated and validly existing and, if applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation or incorporation and has the power to conduct its business as currently conducted.

(b)	It has the power and authority and is duly authorised to enter into and comply with the Finance Documents to which it is a party.

12.2	Legality, Validity and Enforceability

(a)	Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

(b)

Subject to (i) the stamping of the Assignment of Building Agreement and the Mortgage, and (ii) the payment of Cayman Islands stamp duty on any of the Finance Documents that is executed in or brought into the Cayman Islands, or produced before a court of the Cayman Islands, the Finance Documents to which it is a party are admissible in evidence in its jurisdiction of incorporation

12.3	Authorisations

Subject to stamping and registration of the relevant Security Documents with the Singapore Land Authority and the Accounting and Corporate Regulatory Authority of Singapore, all authorisations required to enable the lawful entry into and compliance with the Finance Documents to which it is a party have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect on the date such authorisations are required by the Finance Documents to which it is a party and/or as a matter of law.

12.4	No Proceedings

No litigation, arbitration or administrative proceedings (to the best of its knowledge and belief) have been started or are pending or threatened against it which could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

12.5	Non-Conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:

(a)	in any material respect, its constitutional documents;

(b)	in any material respect, any law, rule, regulation or order; or

(c)	to the extent such conflict has a Material Adverse Effect, any agreements binding on it or any of its assets.

12.6	No Default

No Default is continuing or will result from the entry into, or the performance of any transaction contemplated by, any Finance Document to which it is a party.

12.7	Provision of Information

(a)

To the best of its knowledge and belief after such enquiry as it considers prudent, the factual information with respect to it (and in the case of the Guarantor, the Group) set out in the Due Diligence Information (other than the information set out in (i) columns G-I of the “Template” tab, (ii) the “Interco adjustments” tab and (iii) the “GFS Debt” tab of the Due Diligence Information) was correct in all material respects as at the date that Due Diligence Information was provided.

(b)

Subject to any subsequent disclosure, to the best of its knowledge and belief after such enquiry as it considers prudent, the Due Diligence Information (other than the information set out in (i) columns G-I of the “Template” tab, (ii) the “Interco adjustments” tab and (iii) the “GFS Debt” tab of the Due Diligence Information) with respect to it (and in the case of the Guarantor, the Group) did not omit to state any material fact and no information has been given or withheld that results in the Due Diligence Information (other than the information set out in (i) columns G-I of the “Template” tab, (ii) the “Interco adjustments” tab and (iii) the “GFS Debt” tab of the Due Diligence Information) with respect to it, taken as a whole, being untrue or misleading in any material respect.

(c)

The calculation methodology for GF Singapore EBITDA of the Adjusted Group, GF Singapore Adjusted Free Cash Flow to firm, GF Singapore Leverage Ratio, GF Singapore Senior Repayment and Subordinated Repayment used to produce line items 7-39 in columns G-I of the tab “Template” of the Due Diligence Information and the result of that calculation was correct from a calculation perspective.

(d)

The calculation methodology for GF Singapore EBITDA of the Adjusted Group, Adjusted EBITDA (excluding interco), EBIT (ex-interco), Adjusted Free Cash Flow to Firm (ex-interco), Average Cash Balance, Senior Loan Amount incl. Finance Leases less excess cash, External Subordinated Loan Amount, Shareholders Equity, Total Capitalisation, Senior Loan Repayment (based on Financing Agreements definition), Subordinated Loan Repayment, Debt Service Coverage Ratio, Leverage Ratio, Available Liquidity, Projected EBITDA, Calculation of Cash flow from Operation ex-interco and Cash Flow from Operating Activities—without interco used to produce line items 5-80 in columns D-F of the tab “Interco adjustments” of the Due Diligence Information and the result of that calculation was correct from a calculation perspective.

(e)

The calculation methodology for GF Singapore Short Term Loan, Long Term Loan, Summary, Module 7H CAPEX (Commit & Cash) Schedule, Drawdown schedule and Interest expense calculation used to produce line items 2-162 in columns B-Y of the tab “GFS Debt” of the Due Diligence Information and the result of that calculation was correct from a calculation perspective.

12.8	Solvency

On the date of this Agreement no formal legal proceedings or other formal procedure or step as described in Clause 16.5(b) (Insolvency Events) has been taken and is current (and has not been stayed or dismissed), other than such proceedings or steps that are frivolous or vexatious.

12.9	Financial Statements

The most recent consolidated Financial Statements (which shall include, as at the date of this Agreement, all the Financial Statements delivered under Clause 3.3 (Conditions Precedent and Availability)) of the Company or (as the case may be) the Guarantor delivered in accordance herewith were prepared in accordance with Approved Accounting Principles, consistently applied, and fairly represent its consolidated financial position as at the end of, and consolidated results of operations for, the period to which they relate.

12.10	Sanctions

Neither it nor, to its actual knowledge, any of its directors or officers are currently subject to any Sanctions.

12.11	Applicable Laws

Without limiting Clause 12.14 (Corrupt Practices Laws), it has not breached any Applicable Laws which breach has or could reasonably be expected to have a Material Adverse Effect.

12.12	Choice of Law

Subject to any Legal Reservations, the choice of law under the Finance Documents to which it is a party is enforceable against it and foreign judgments rendered against it as a result of such choice of law would be recognised and enforceable in its jurisdiction of incorporation.

12.13	Taxes

(a)

To the best of its knowledge, it has filed or caused to be filed all Tax returns and Tax information returns that are required to have been filed by it in any jurisdiction and has paid in full all Taxes due and payable on such returns and all other Taxes payable by it, to the extent that such Taxes have become due and payable, except for filings and Taxes that are being contested by it in good faith;

(b)

all required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority and/or admissibility in evidence of any Finance Document to which it is a party and payable as of the date that this representation is given have been paid in full or an appropriate exemption therefrom has been obtained and all such filings, recordings or other acts have been made or will be duly made within the required time periods for so doing; and

(c)

in respect of a payment made by the Company or (as the case may be) the Guarantor, no Tax Deduction is required to be made by the Company or (as the case may be) the Guarantor from any payment it may make to the Board under any of the Finance Documents to which it is a party.

12.14	Corrupt Practices Laws

Neither it nor, to its actual knowledge, any of its directors or officers, acting on its behalf, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other payment prohibited under any Corrupt Practices Laws applicable to it concerning such payments or gifts and it has instituted and maintains policies and procedures designed to prevent violations of applicable anti-bribery and corruption laws and regulations.

12.15	Anti-Money Laundering

Its operations are and have been conducted at all times in compliance with the applicable financial record keeping and reporting requirements and anti-money laundering statutes in its jurisdiction of incorporation and in all other jurisdictions in which it conducts business (collectively “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitration involving it with respect to Anti-Money Laundering Laws is pending and, to its knowledge, no such actions, suits or proceedings are threatened or contemplated.

12.16	Immunity

Subject to the Legal Reservations, neither it nor its respective assets has any, or is entitled to claim or assert any, right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court, suit, set-off, legal proceedings generally, attachment before judgment, attachment in aid of execution or other attachment or execution of judgment under the applicable laws of its jurisdiction of incorporation or any other jurisdiction in which its assets are located in connection with any action to enforce any Finance Document to which it is a party.

12.17	Private and Commercial Purposes

The execution, delivery and performance by it of each Finance Document to which it is a party are private and commercial acts performed for private and commercial purposes.

12.18	Pari Passu Ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu in right of payment with all its other unsecured and unsubordinated creditors (subject to applicable law).

12.19	Pension Liabilities

It maintains and funds its pension schemes (if any) in accordance with all applicable laws in all material respects where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

12.20	Projections

Each of the financial and operating projections with respect to it (and in the case of the Guarantor, the Group) set out in the Due Diligence Information (other than the information set out in (i) columns G-I of the “Template” tab, (ii) the “Interco adjustments” tab and (iii) the “GFS Debt” tab of the Due Diligence Information):

(a)	was prepared with due care and in good faith;

(b)

represents a good faith, reasonable estimate as of the date such projection was provided, based on reasonable assumptions (where such assumptions are not stated to have been provided by a third party) as to all matters affecting the estimates therein; and

(c)	was prepared on a basis substantially consistent with its Financial Statements.

12.21	Times When Representations Made

(a)	All the representations in this Clause 12 are made by the Company and the Guarantor (each in respect of itself) on the date of this Agreement to the Board.

(b)

The Repeating Representations are deemed to be made by the Company and the Guarantor (each in respect of itself) on the date of each Written Notice and each date of Drawing under this Agreement to the Board.

(c)	The Repeating Representations are deemed to be made by the Company and the Guarantor (each in respect of itself) on the last day of each Interest Period under this Agreement to the Board.

(d)

The representations set out in Clause 12.9 (Financial Statements) are deemed given in respect of the most recent consolidated Financial Statements of the Company or the Guarantor (as applicable) delivered in accordance with this Agreement on the date of such delivery.

(e)

Each representation deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation is deemed to be made.

13.	INFORMATION UNDERTAKINGS

13.1	Financial Statements

(a)	The Guarantor shall provide to the Board:

(i)

as soon as they are available, but in any event, within one hundred and twenty (120) Days after the end of each of its Financial Years, the audited and consolidated Financial Statements and unaudited consolidating income statement and balance sheet for that Financial Year for the Guarantor; and

(ii)

as soon as they are available, but in any event, within ninety (90) Days after the end of each of the first three quarters of each of its Financial Years, unaudited and consolidated Financial Statements and unaudited consolidating income statement and balance sheet for that quarter for the Guarantor.

(b)	The Company shall provide to the Board:

(i)

as soon as they are available, but in any event, within one hundred and eighty (180) Days after the end of each of its financial years, the audited and consolidated Financial Statements for that financial year for the Company;

(ii)

as soon as they are available, but in any event, within ninety (90) Days after the end of each of the first three quarters of each of its financial years, unaudited and consolidated Financial Statements for that quarter for the Company; and

(iii)	as soon as it is available, but in any event, within ninety (90) Days after the end of each quarter of its financial years, the PPE Report.

13.2	Compliance Certificate and Financial Year

(a)	The Guarantor shall provide the Board, together with:

(i)	the most recent Financial Statements delivered pursuant to Clause 13.1(a)(i) (Financial Statements) above; and

(ii)	Financial Statements in respect of the second quarter of its Financial Year delivered pursuant to Clause 13.1(a)(ii) (Financial Statements) above,

a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clauses 13.5 (Financial Covenants) and 14.7 (Obligor Coverage) with respect to the relevant Calculation Date and the Calculation Period ending on such date.

(b)	Each Compliance Certificate shall be signed by an Authorised Officer of the Guarantor.

(c)	The Guarantor shall not change its financial year (other than changes due to it being a 52-week financial year or moving to a calendar year basis).

13.3	LTV/Additional LTV Test Certificate

Within thirty (30) Business Days of each LTV Test Date and Additional LTV Test Date, the Company shall deliver to the Board a certificate confirming whether the LTV as of the relevant LTV Test Date and/or (as the case may be) Additional LTV Test Date (and determined by reference to the relevant Applicable Valuation Report and any Top-Up Valuation Report (if applicable)) exceeds the LTV Threshold as of the relevant LTV Test Date and/or (as the case may be) Additional LTV Test Date (the “LTV Test Certificate” and the “Additional LTV Test Certificate” respectively, in each case, substantially in the form of Appendix XIII (Form of LTV Test Certificate / Form of Additional LTV Test Certificate)). Where the LTV as of the relevant LTV Test Date and/or (as the case may be) Additional LTV Test Date (and determined by reference to the relevant Applicable Valuation Report and any Top-Up Valuation Report (if applicable)) exceeds the LTV Threshold as of the relevant LTV Test Date and/or (as the case may be) Additional LTV Test Date, there shall be a prepayment of the Term Loan Facility in accordance with Clause 10.3(a) (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

13.4	Information: miscellaneous

The Company shall supply to the Board:

(a)	all material documents required by applicable law or regulation to be dispatched by the Company to its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which could reasonably be expected to have a Material Adverse Effect; and

(c)

as soon as reasonably practicable on request, such further information regarding the financial condition, business and operations of the Company or the Guarantor except information of a confidential nature as the Board may reasonably request.

13.5	Notification of Default

(a)	The Company shall notify the Board of any Default (and the steps, if any, being taken to remedy it) promptly (and in any event within fourteen (14) Days) upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Board if it reasonably believes that a Default is continuing, the Company shall provide to the Board a certificate signed by an Authorised Officer of the Company on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

13.6	Financial Covenants

(a)	On each Calculation Date, the Guarantor shall procure that:

(i)	the Debt Service Coverage Ratio shall be at least 1.1:1.0; and

(ii)	the Obligors hold at least US$350,000,000 (less the aggregate of available and undrawn amounts under any Committed Debt Facilities) in Cash or Cash Equivalent Investments.

(b)

The covenants contained in this Clause 13.6 will be tested semi-annually by reference to the consolidated Financial Statements of the Guarantor for the relevant Calculation Period with such adjustments as are necessary to determine the consolidated position of the Adjusted Group from such consolidated Financial Statements, unless the annual Financial Statements of the Guarantor for all of the relevant period are available, in which case those annual consolidated Financial Statements shall be used instead.

(c)	The components of each definition used in this Clause 13.6 will be calculated in accordance with the Approved Accounting Principles.

13.7	Applicable Valuation Report

The Company shall provide to the Board the Applicable Valuation Report prior to the entering into, or (as the case may be) the occurrence of, any Relevant Event (other than an Insurance Event, in which case the Applicable Valuation Report shall be provided prior to the relevant Insurance Prepayment Date). Save as otherwise provided in Clause 14.14(b), the costs and expenses incurred in connection with each Applicable Valuation Report shall be borne by the Company.

14.	AFFIRMATIVE UNDERTAKINGS

Each of the Company and the Guarantor (to the extent expressed to do so below) (in each case, in respect of itself) hereby undertakes and agrees with the Board as follows:

14.1	Maintenance of Existence

Save in accordance with any transaction permitted under Clause 15.3 (Merger), it shall at all times preserve and maintain:

(a)	its legal existence under applicable laws of the jurisdiction in which it is incorporated; and

(b)

its qualifications to do business in full force and effect in the jurisdiction in which it is incorporated or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

14.2	Authorisations

The Company shall promptly obtain, comply with in all material respects and do all that is necessary to maintain in full force and effect any authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

14.3	Compliance with Laws

It shall comply with all applicable laws to which it may be subject if failure to so comply would have or would be reasonably likely to have a Material Adverse Effect.

14.4	Books, Records and Inspections; Accounting and Audit Matters

(a)

It shall maintain adequate management information and cost control systems and shall keep proper books of record and account adequate to reflect fairly the financial condition and results of its operations and shall implement and maintain all internal management and accounting practices and controls necessary to ensure compliance with and to Corrupt Practices Laws.

(b)	It shall maintain copies of its books of records and accounts at its offices and, subject to applicable safety procedures:

(i)

in respect of the Guarantor, upon reasonable notice at reasonable times and only when an Event of Default is continuing, shall give access to (or procure access to) the Board (and any of its officers and designated representatives) to its books of records and accounts and documents to the extent reasonably considered relevant in the context of such Event of Default; and

(ii)

in respect of the Company, upon reasonable notice at reasonable times and no more than on two occasions per twelve month period, shall give access to (or procure access to) the Board (and any of its officers and designated representatives) to its property and its books of records and accounts and documents. The cost and expense to a party of any visit to the property of the Company shall be borne by that party and the Board (and any of its officers and designated representatives) shall comply with all safety measures put in place by the Company.

14.5	Taxes

It shall ensure payment of all Taxes when due, except where the payment of such Taxes is being contested in good faith by the Company or (as the case may be) the Guarantor with appropriate reserves established in accordance with the Approved Accounting Principles and where such contest does not and could not reasonably be expected to result in a Material Adverse Effect.

14.6	Proper Legal Form

It shall take all action within its control required to ensure that each Finance Document to which it is a party:

(a)	is in proper legal form under applicable laws of the jurisdiction in which it is incorporated and (if different) of the jurisdiction by which it is governed; and

(b)	is capable of enforcement in its jurisdiction of incorporation and such other jurisdiction (if applicable) without further action on the part of the Board.

14.7	Obligor Coverage

The Guarantor shall ensure that the aggregate EBITDA, Revenues and Total Assets of the Non-Obligors does not exceed twenty per cent. (20%) of the EBITDA, Revenues and Total Assets of the Adjusted Group, respectively, where the Revenues and Total Assets of the Adjusted Group means the Revenues and Total Assets of the Group calculated on a consolidated basis excluding the aggregate Revenues and Total Assets of the Excluded Companies.

14.8	Insurance

(a)

The Company shall obtain and maintain insurance in respect of its business and assets in relation to the Fixed Productive Assets (including, without limitation, the Contractor’s All Risk Insurance and (on and from termination of the Contractor’s All Risk Insurance) the Property All Risk Insurance) with a total insured value that is not less than the Drawings then outstanding for the time being, from financially sound and reputable insurers and in amounts and with coverages, deductibles and indemnities that are, in each case, consistent with Prudent Industry Practice or as required by applicable law, the Building Agreement or the Lease.

(b)	The Company shall procure that:

(i)	each of the Contractor’s All Risk Insurance and, on and from the termination of the Contractor’s All Risk Insurance, the Property All Risk Insurance:

(A)	acknowledges that the Company is the party liable to pay the premiums in respect thereof;

(B)

provides for the insurers or underwriters to give to the Board at least 45 days’ prior notice of cancellation. If such Insurance is cancelled by reason of non payment of calls, premiums or otherwise, such Insurance shall provide for the insurers or underwriters to give the Board at least 30 days’ prior notice of cancellation and allow the Board an opportunity of paying such calls or premiums which may be in default;

(C)

notes the Board’s interest in that policy and names the Board as loss payee (and, for the avoidance of doubt, the Board will only be entitled to receive proceeds under the Insurance if the Board exercises its rights pursuant to Clause 16.11(a) (Remedies following Default)); and

(D)

acknowledges that all proceeds paid to the Board following the Board exercising its rights pursuant to Clause 16.11(a) (Remedies following Default) shall, irrespective of any other provisions therein contained, be paid to the Board without deduction, set off or counterclaim in respect of any outstanding premiums or calls on it.

(c)

If the Company fails to purchase or maintain any Insurance in accordance with paragraphs (a) and (b) above, the Board may, but only when an Event of Default is continuing, purchase such insurance as may be necessary to remedy any such failure and the Company shall indemnify the Board on demand against any costs or expenses incurred by it in purchasing any such insurance.

14.9	Rights to Property

It has and shall maintain such other rights to use the assets necessary to carry on the its business as it is currently being conducted and as conducted from time to time.

14.10	Pari Passu Ranking

It shall take all actions necessary to ensure that its payment obligations under the Finance Documents to which it is a party rank at least pari passu in right of payment with the claims of all its other unsecured and unsubordinated creditors (subject to applicable law).

14.11	Sanctions

The Company shall ensure that proceeds of the Term Loan Facility made available to it will not directly nor indirectly be lent, contributed or otherwise made available to any person (whether or not related to the Company):

(a)	for the purpose of financing the activity of any person currently subject to Sanctions;

(b)	for the benefit of any country currently subject to Sanctions; or

(c)	for the benefit of any person in any country currently subject to Sanctions,

in a manner that would result in a violation of Sanctions applicable to the Company.

14.12	Project

(a)	The Company shall ensure that the Project Completion Date shall be no later than five (5) years after the date of First Drawing.

(b)	The Company shall ensure that the Final Ramp-Up Date shall be no later than five (5) years and 183 days after the date of First Drawing.

(c)	The Company shall ensure that an Independent Construction Consultant is appointed at the Company’s cost and expense at all times until the occurrence of the Ready for Equipment Date.

(d)

The Company shall ensure that the Independent Construction Consultant (subject to any local authority or Company policy restrictions implemented in connection with legal or other regulatory requirements or safety measures, together with any applicable Board personnel where required by government policy and strictly to the extent necessary (and subject to a maximum of 4 persons from the Board personnel per visit)) is afforded all reasonable access to inspect any aspect or part of the Project and all material information relating to the Project reasonably requested by the Independent Construction Consultant, and shall give the Independent Construction Consultant its reasonable cooperation and assistance in connection with the foregoing, provided that (i) there shall not be more than one visit to the property of the Company per project milestone identified in the Schedule of Project Milestones and Drawings, (ii) the cost and expense to a party of any visit to the property of the Company shall be borne by that party (for the avoidance of doubt, the Independent Construction Consultant’s cost and expense shall be borne by the Company as provided in paragraph (c) above) and (ii) the Independent Construction Consultant (and any applicable Board personnel) shall comply with all safety measures put in place by the Company.

14.13	Charge over Equipment

(a)

Subject to the Board agreeing the details of the Acceptable Fixed Productive Assets to be referenced in the Charge over Equipment at least ten Business Days’ prior to the Project Completion Date, on or prior to the Project Completion Date, the Company shall (i) procure finalisation of the Charge over Equipment and (ii) provide confirmation to Allen & Gledhill LLP of the release of its signed signature page to the Charge over Equipment from Documentary Escrow with the intent that the Charge over Equipment shall be dated and take effect on or prior to the Project Completion Date.

(b)

The Company shall undertake, upon the Charge over Equipment being dated and becoming effective, to do all such acts as necessary to enable the Charge over Equipment to be perfected over such tools and other related assets for the Module 7H Facility as is required to comply with the LTV Threshold applicable on the Project Completion Date (including, if required, providing the Company’s customary corporate approvals and ensuring that the Board receives all such legal opinions, consents, assurances, resolutions and other documents, in each case, which are equivalent to those provided pursuant to Clause 3 (Conditions Precedent and Availability) as the Board may reasonably request in connection with the Charge over Equipment (provided further that if such documents are substantially the same as the corresponding documents provided pursuant to Clause 3 (Conditions Precedent and Availability), they shall be deemed satisfactory to the Board).

14.14	Additional Valuation Report

(a)

If the Board (acting reasonably) believes that the LTV exceeds the LTV Threshold, the Board and the Company shall consult in good faith to agree next steps to be taken by the parties. If as a result of such consultation the Board (acting reasonably) determines that an additional valuation is required, the Company shall deliver an additional independent appraisal of the Fair Market Value of the Acceptable Fixed Productive Assets prepared by the relevant Valuers (each of the two such Valuers as selected by the Board from the list of Valuers determined in accordance with the definition of “Valuer”) in the form of the Initial Valuation Report or otherwise in a form agreed by the Company and the Board as soon as reasonably practicable on request of the Board (the “Additional Valuation Report”).

(b)

The Board may only request one Additional Valuation Report per Relevant Period. The Company shall pay the costs and expenses incurred in connection with the first Additional Valuation Report delivered to the Board only and the Board shall pay the costs and expenses incurred in connection with any other Additional Valuation Report.

14.15	Annual Progress Updates and Final Progress Update

(a)

The Company shall deliver to the Board an Annual Progress Update within two months of 1 February of each calendar year (commencing in 2022) until the Final Ramp-Up Date (or such other annual interval period as the Board may notify the Company in writing from time to time, provided that the Board cannot require more than one Annual Progress Update per calendar year and shall provide at least two months’ notice of any change in the annual interval period applicable to an Annual Progress Date).

(b)

The Company shall deliver to the Board a Final Progress Update within 183 days after the Final Ramp-Up Date or, in the event of notification to the Board from the Company of an early termination of the Project (which for the avoidance of doubt, shall be without prejudice to the Board’s rights and remedies under this Agreement and the other Finance Documents), within 183 days after early termination of the Project.

14.16	Total Project Costs Statement of Expenditure

Within 30 Business Days after the Final Ramp-Up Date, the Company shall deliver to the Board a statement of expenditure (substantially in the same form as the Statement of Expenditure) (the “Total Project Costs Statement of Expenditure”) duly certified by an Independent External Auditor and accompanied by an External Auditor’s Statement, pertaining to all Project costs which have been incurred by the Company (whether or not paid) as at the Final Ramp-Up Date (such amount, the “Total Project Costs”). The Total Project Costs Expenditure Statement may include the information provided in each Statement of Expenditure (that has been duly certified by an Independent External Auditor in accordance with Clause 5.2(c)) delivered to the Board and such information shall not require a further certification by an Independent External Auditor nor an External Auditors’ Statement.

14.17	Charge over Property All Risk Insurance Amounts

(a)

Where the Company is to enter into Property All Risk Insurance, it shall use reasonable efforts (provided that the Company shall not be required to bear any additional costs or expenses or higher insurance premiums) to ensure that it is not prohibited from granting a charge of the type described in the Charge over Property All Risk Insurance Amounts.

(b)

On or prior to the termination of the Contractor’s All Risk Insurance, the Company shall provide confirmation to Allen & Gledhill LLP of the release of its signed signature page to the Charge over Property All Risk Insurance Amounts from Documentary Escrow with the intent that the Charge over Property All Risk Insurance Amounts shall be dated and take effect on the date of termination of the Contractor’s All Risk Insurance.

(c)

The Company shall undertake, upon the Charge over Property All Risk Insurance Amounts being dated and becoming effective, to do all such acts as necessary to enable the Charge over Property All Risk Insurance Amounts to be perfected over the amounts received or receivables by the Company under the Property All Risk Insurance (including, if required, providing the Company’s customary corporate approvals and ensuring that the Board receives all such legal opinions, consents, assurances, resolutions and other documents, in each case, which are equivalent to those provided pursuant to Clause 3 (Conditions Precedent and Availability) as the Board may reasonably request in connection with the Charge over Property All Risk Insurance Amounts (provided further that if such documents are substantially the same as the corresponding documents provided pursuant to Clause 3 (Conditions Precedent and Availability), they shall be deemed satisfactory to the Board).

15.	NEGATIVE UNDERTAKINGS

The Company (other than in respect of Clauses 15.5 (Financial Indebtedness) and 15.7 (Distribution)) and the Guarantor (in respect of the undertakings set out in Clauses 15.3 (Merger), 15.4 (Immunity), 15.5 (Financial Indebtedness), 15.7 (Distribution) and 15.8 (Corporate Documents; Capital Structure) and 15.9 (Nature of Business)) hereby undertakes and agrees with the Board as follows (save where agreed to or waived with the written consent of the Board, which consent shall not be unreasonably withheld):

15.1	Negative Pledge

(a)	The Company shall not create or permit to subsist any Security securing Financial Indebtedness over the Acceptable Fixed Productive Assets.

(b)	The Company shall not, in respect of the Acceptable Fixed Productive Assets only:

(i)	sell, transfer or otherwise dispose of any of its Acceptable Fixed Productive Assets on terms whereby they are or may be leased to or re-acquired by it;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, each such arrangement being “Quasi-Security”.

(c)

For the avoidance of doubt, the Board shall, at the cost and request of the Company, release any asset that is an Acceptable Fixed Productive Asset (other than the Property) from the Transaction Security whereupon such asset shall no longer constitute a Acceptable Fixed Productive Asset, provided that such release shall be an Fixed Productive Assets Event and subject to the regime set out in Clause 10.3 (Fixed Productive Assets Disposal, Insurance Proceeds and LTV Test).

15.2	Disposals

The Company shall not sell, lease, license, transfer or otherwise dispose of any asset (each, a “disposition”) other than Permitted Disposals.

15.3	Merger

Neither the Company nor the Guarantor shall enter into any amalgamation, demerger, merger or Reorganisation other than:

(a)

where the Company or (as the case may be) the Guarantor is the surviving entity and such transaction does not adversely affect the ability of the Company or (as the case may be) the Guarantor to perform its obligations under the Finance Documents, the validity and enforceability of the Finance Documents against the Company or (as the case may be) the Guarantor or any right or remedy of the Board in respect of the Finance Documents;

(b)	where it would be a permitted disposal under Clause 15.2 (Disposals) above; or

(c)	any other transaction approved by the Board.

15.4	Immunity

In any proceedings, neither the Company nor the Guarantor shall claim or assert for itself or any of its material assets any immunity (including claims of sovereign immunity) as against the Board from suit, execution, attachment or other legal process, whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise.

15.5	Financial Indebtedness

(a)

Subject to paragraph (b) below, the Guarantor shall ensure that no member of the Adjusted Group shall incur any Financial Indebtedness, except to the extent that, on the date of the incurrence of any Financial Indebtedness (taking into account the incurrence of such Financial Indebtedness) the Leverage Ratio and Projected Leverage Ratio are not greater than forty per cent. (40%).

(b)

The incurrence of Financial Indebtedness described at paragraphs (b), (g) (but only to the extent Cash belonging to an Obligor is pooled with that of any other member of the Adjusted Group), (i), (l), or (m) of the definition of “Permitted Indebtedness” shall not require compliance with, or be included in the calculation of, the Leverage Ratio or Projected Leverage Ratio.

15.6	Acquisitions; Investments

The Company shall not acquire assets or make any investments on or after the date of this Agreement outside of the ordinary course of its business (it being understood that acquisitions or investments consisting of strategic acquisitions, joint ventures or partnerships, in each case related to the acquiror’s or investor’s business shall be deemed to be within the ordinary course of the acquiror’s or investor’s business) other than any Permitted Investment.

15.7	Distribution

Prior to the occurrence of an IPO Event, the Guarantor shall not pay any Distribution unless:

(a)	on the date of such Distribution:

(i)

after giving effect to such Distribution, the Obligors would hold at least US$350,000,000 (less the aggregate of available and undrawn amounts under any Committed Debt Facilities) in Cash or Cash Equivalent Investments;

(ii)	the Debt Service Coverage Ratio as at the most recent Calculation Date was at least 1.3:1.0;

(iii)	no Default has occurred and is continuing (or would occur as a result of such Distribution); and

(iv)	such Distribution is made in compliance with applicable law; or

(b)

such Distribution or Distributions are in amounts that are, in the aggregate, equal to or less than the proceeds received by the Guarantor from the issuance of additional equity interests in the Guarantor after the date of this Agreement, provided that the amount of any such Distribution shall not constitute “Equity” for the purposes of this Agreement.

15.8	Corporate Documents; Capital Structure

(a)	Neither the Company nor the Guarantor shall amend or modify its constitutional documents or modify its legal form, except for any amendment or modification:

(i)	in connection with any transaction permitted Clause 15.3 (Merger); or

(ii)	that does not materially and adversely affect the rights of the Board under the Finance Documents.

(b)	Each of the Company and the Guarantor shall promptly provide the Board with written notice of any change of its name or principal place of business.

15.9	Nature of Business

No material change shall be made to the general nature of the business of the Company or the Guarantor from that carried out at the date of this Agreement.

16.	EVENTS OF DEFAULT

16.1	Non-Payment

(a)

The Company does not pay on the due date any amount of principal, interest or fees payable under the Finance Documents (unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date).

(b)	The Company does not pay any amount (other than principal, interest or fees) payable to the Board under the Finance Documents within ten (10) Business Days after becoming due.

16.2	Breach of Other Obligations

(a)

The Company (or the Guarantor, as applicable) fails to comply with any obligation set out in Clauses 13.5 (Financial Covenants), 14.1 (Maintenance of Existence), 14.3 (Compliance with Laws) (to the extent relating to any Sanctions, anti-bribery or anti-money laundering laws) or 15.7 (Distribution) hereto.

(b)

The Company (or the Guarantor, as applicable) fails to comply with any obligation set out in Clauses 13 (Information Undertakings), 14 (Affirmative Undertakings) and 15 (Negative Undertakings) hereto (other than those referred to in Clause 16.1 (Non-Payment) and paragraph (a) above) which is not remedied within thirty (30) days after the earlier of:

(i)	the date on which the Company becomes, or reasonably should have been, aware thereof; and

(ii)	the date on which the Company receives written notice thereof from the Board.

(c)

The Company (or the Guarantor, as applicable) fails to comply with any provision of the Finance Documents (other than those referred to in Clause 16.1 (Non-Payment) or paragraphs (a) and (b) above) which is not remedied within forty-five (45) days after the earlier of:

(i)	the date on which the Company becomes, or reasonably should have been, aware thereof; and

(ii)	the date on which the Company receives written notice thereof from the Board.

(d)	A Subordinated Creditor fails to comply with any provision of the Subordination Deed which is not remedied within forty-five (45) days after the earlier of:

(i)	the date on which such Subordinated Creditor becomes, or reasonably should have been, aware thereof; and

(ii)	the date on which Subordinated Creditor receives written notice thereof from the Board.

16.3	Misrepresentation

Any representation made (or deemed to be made in accordance with Clause 12.21 (Times When Representations Made)) by the Company or the Guarantor under this Agreement is false or misleading in any material respect when made or repeated and, if the condition that renders such representation false or misleading is capable of being rectified, such condition is not rectified for a period of thirty (30) days after the earlier of:

(a)	the date the Company or, as applicable, the Guarantor, became aware, or reasonably should have become aware, of such misrepresentation; and

(b)	the date on which the Board gives notice thereof to the Company or the Guarantor (as applicable).

16.4	Cross-default

Any Financial Indebtedness of the Company or the Guarantor (other than Financial Indebtedness under the Finance Documents or the Shareholder Loans) in excess of:

(a)	US$50,000,000 (or its equivalent in any other currency or currencies) is not paid when due (or after giving effect to any applicable grace period); or

(b)	US$50,000,000 (or its equivalent in any other currency or currencies) is declared to be due and payable prior to its specified maturity as a result of an event of default (howsoever described).

16.5	Insolvency Events

(a)	The Company or the Guarantor is unable or admits inability to pay its debts as they fall due.

(b)	Any formal legal proceedings or other formal procedure or step (or any analogous procedure or step is taken in any jurisdiction) is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or Reorganisation of the Company or the Guarantor;

(ii)

a composition, compromise, assignment or similar arrangement with any creditor of the Company or the Guarantor (excluding the Board in its capacity as such under, and acting in accordance with this Agreement); or

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager or other similar officer in respect of the Company or the Guarantor or its assets, and, in each case, in the event such procedure or step is initiated by any person other than the Company or the Guarantor (as applicable), such procedure or step is not stayed or dismissed within sixty (60) days of commencement, provided that this shall not include an event arising as a consequence of a transaction permitted under Clause 15.3(b) (Merger).

(c)	The occurrence of any creditors’ process affecting material assets of the Company or the Guarantor which is not discharged within sixty (60) days.

16.6	Illegality

It is or becomes unlawful for the Company or the Guarantor to perform or otherwise comply with one or more of its material obligations under any Finance Document.

16.7	Invalidity; Unenforceability

Subject to any Legal Reservations, any material obligation of the Company or the Guarantor under the Finance Documents is rendered invalid or unenforceable or is claimed by the Company or the Guarantor not to be valid or enforceable and, such event is not remedied within thirty (30) days after the earlier of (i) the date the Company or, as applicable, the Guarantor, became aware, or reasonably should have become aware, thereof and (ii) the date on which the Board gives notice thereof to the Company or the Guarantor (as applicable).

16.8	Consents

Any authorisation required to be maintained pursuant to the Finance Documents is not obtained or effected, is revoked or is not renewed, and any such circumstance has or would be reasonably likely to have a Material Adverse Effect.

16.9	Judgment

A judgment against the Company or the Guarantor in excess of US$50,000,000 (or its equivalent in any other currency or currencies) is rendered by a court or tribunal, is not subject to appeal and is not paid within ninety (90) days of the date of its entry (subject to an extension of thirty (30) days beyond any stay of the execution of such judgment within sixty (60) days of its entry).

16.10	Repudiation

The Company or the Guarantor repudiates any of its respective material obligations under any Finance Document to which it is a party.

16.11	Remedies following Default

(a)	On and at any time after the occurrence of an Event of Default that is continuing, the Board may, by notice in writing to the Company:

(i)

declare the whole of the principal sum drawn down and owing under the Term Loan Facility, interest thereon and all fees, charges and/or interest or Default Interest (where applicable) and any other sums agreed to be paid under this Agreement and the other Finance Documents be immediately become due and payable without any demand or notice of any kind by the Board to the Company, whereupon they shall become immediately due and payable;

(ii)

exercise all or any rights, powers or remedies under this Agreement and the other Finance Documents in any order it deems fit, including without limitation its right to call on any Security Document or Security given to the Board in any order or any one or more of them; and/or

(iii)	cancel the Term Loan Facility whereupon it shall immediately be cancelled.

(b)

After the declaration by the Board under Clause 16.11(a) above, all monies received or recovered by the Board (whether such monies shall have been received or recovered as a result of or arising from its exercise of all or any rights, powers or remedies under this Agreement and the other Finance Documents, upon calling of any Security Document or any Security provided under this Agreement or any one or more of them or by way of a set-off or otherwise) shall be held by it and shall be applied as follows:

(i)

firstly, in or towards payment of all costs charges and expenses (including without limitation legal costs on a solicitor and client basis), if any, incurred in enforcing this Agreement and the other Finance Documents, any Security Document, any Security provided under this Agreement or any one or more of them;

(ii)

secondly, in or towards payment to the Board of all monies and liabilities due, owing or outstanding under any Finance Document and where such monies and liabilities are of a contingent nature, in or towards making full and adequate provisions for payment of such monies and liabilities as and when they become due and payable; and

(iii)	thirdly, any surplus thereafter shall be paid to the Company.

17.	THIRD PARTY SECURITY ARRANGEMENTS

The Board shall promptly do all such acts or execute all such documents as the Company may reasonably specify in order to facilitate the Company (a) granting Security or Quasi-Security over any assets of the Company (other than the Acceptable Fixed Productive Assets) securing any Financial Indebtedness or (b) entering into such Financial Indebtedness, including entering into documentation to allow any third party finance provider reasonable access to such assets and the Module 7H Facility (including for the purpose of exercising its rights under such Financial Indebtedness and any associated Security or Quasi-Security), provided that (i) incurring such Financial Indebtedness and granting such Security and/or Quasi-Security is not prohibited under the Finance Documents; (ii) the Board shall not be required to do anything or execute any document which could be materially prejudicial to the validity, ranking or priority of any Transaction Security and (iii) the pre-agreed legal expenses of the Board that are properly incurred in connection with complying with this Clause 17 shall be for the account of the Company.

18.	NOTICES

18.1

Subject to Clause 18.2 below and except as otherwise expressly provided herein, any notice, request, demand or other communication to be given or served under or in connection with the Finance Documents by one of the parties hereto to or on the other or others may be delivered at or sent by prepaid registered post, email or by facsimile to the address or addresses specified below of the parties and shall be deemed to be duly received:

(a)	if it is delivered by way of email or facsimile, at the time of delivery; or

(b)	if it is sent by prepaid registered post, one (1) Day after posting thereof.

Contact Information
The Board

Address:	250 North Bridge Road
#28-00 Raffles City Tower
Singapore 179101
Email:	EDB_General_Counsel@edb.gov.sg
Attention to:	General Counsel

The Company
Address in Singapore:	60 Woodlands Industrial Park D Street 2
Singapore 738406
Address in United States:	400 Stonebreak Rd. Ext.
Malta
NY 12020
USA
Email:	legal.notices@globalfoundries.com
Attention to:	General Counsel

The Guarantor

Address:	c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands
Facsimile:	+1 345 949 8080

With a copy to:

GLOBALFOUNDRIES U.S. Inc.

Address:	400 Stonebreak Rd. Ext.
Malta
NY 12020
USA
Email:	legal.notices@globalfoundries.com
Attention to:	General Counsel

18.2

Unless otherwise notified by the Board to the Company, an original copy of each of the Written Notice, Statement of Expenditure, Total Project Costs Statement of Expenditure and External Auditor’s Statement shall be sent by prepaid registered post. If the Board’s policy regarding the receipt of an original of any of the above listed documents changes during the term of the Term Loan Facility such that it is able to accept other modes of delivery of any such documents, the Board shall as soon as reasonably practicable notify the Company of the change of policy and following receipt of such notification, the Company may as its own option elect to deliver any such document using such alternative mode of delivery in lieu of the requirement to deliver an original of the relevant document by prepaid registered post.

18.3

For the purpose of this Clause 18 (Notices) each of the parties hereto shall from time to time notify the other party in writing of the applicable address in Singapore where such notice, request, demand or other communications as aforesaid can be given or served and such notification shall be effective only when it is actually received. In the absence of such notification, the notice, request, demand or other communication aforesaid may be given or served at the addresses or the respective parties as stated above.

18.4

Any communication or document to be made or delivered to the Board will be effective only when actually received by the Board and then only if it is expressly marked for the attention of the department or officer (if any is specified) (or any substitute department or officer as the Board shall specify for this purpose).

18.5

Any notice and all other documents given under or in connection with the Finance Documents must be in English, or if not in English, and if so required by the Board, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19.	WAIVER NOT TO PREJUDICE RIGHT OF BOARD

19.1

All the rights of the Board under the Finance Documents or otherwise are cumulative and the exercise of any such right shall not be considered a waiver of or an estoppel against the exercise of any other right by the Board.

19.2

The Board may from time to time and at any time waive either unconditionally or on such terms and conditions as it may deem fit any breach by the Company or the Guarantor of any of the undertakings stipulations terms and conditions herein contained and any modification thereof but without prejudice to its powers rights and remedies for enforcement thereof, provided always that:

(a)

no neglect or forbearance of the Board to require and enforce payment of any monies hereunder or the performance and observance of any undertaking stipulation term or condition herein contained, nor any time which may be given to the Company or the Guarantor shall in any way prejudice or affect any of the rights, powers or remedies of the Board at any time afterwards to act strictly in accordance with the provisions hereof; and

(b)

no such waiver of any such breach as aforesaid shall prejudice the rights of the Board in respect of any other or subsequent breach of any of the undertakings stipulations terms or conditions aforesaid.

20.	INDULGENCE OF THE BOARD

The liability of the Company and the Guarantor hereunder shall not be impaired or discharged by reason of any time or other indulgence being granted by or with the consent of the Board to any person who or which may be in any way liable to pay any of the monies secured hereby by any security not given pursuant to this Agreement in favour of the Board or by reason of any arrangement being entered into or composition accepted by the Board which has the effect of modifying the operation of law or otherwise its rights and remedies under the provisions of the Agreement.

21.	SEVERABILITY

In case any provision in the Finance Documents shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair the other provisions of the Finance Documents but the Finance Documents shall be construed as if such invalid or illegal or unenforceable provision contained herein or therein did not form a part of the Finance Documents.

22.	GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Republic of Singapore.

23.	ENFORCEMENT

23.1

The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

23.2	The Company, the Guarantor and the Board agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly, no party shall argue to the contrary.

23.3

This Clause 23 (Enforcement) is for the benefit of the Board only. As a result, the Board shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Board may take concurrent proceedings in any number of jurisdictions.

24.	NO SET-OFF BY THE COMPANY OR THE GUARANTOR

All payments to be made by the Company and the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.	MISCELLANEOUS

25.1

All reasonable and documented pre-agreed legal fees on a solicitor-and client basis and other reasonable and documented pre-agreed professional fees, out-of-pocket expenses, charges, costs and expenses incurred by the Board and charged to the Board by its solicitors in connection with the negotiation and preparation of the Finance Documents and any documentation concerning the creation and perfection of any security required for the Term Loan Facility shall be paid by the Company (and failing payment by the Company, the Guarantor) within ten (10) Business Days of the Board’s demand.

25.2

If the Company or the Guarantor requests an amendment, waiver or consent, the Company (and failing payment by the Company, the Guarantor) shall, within ten (10) Business Days of demand, reimburse the Board for the amount of all pre-agreed reasonable and documented costs and expenses (including legal fees on a solicitor-and-client basis) incurred by the Board in responding to, evaluating, negotiating or complying with that request or requirement.

25.3

The Company (and failing payment by the Company, the Guarantor) shall further pay all legal fees on a solicitor and client basis, and other costs and disbursements incurred in connection with or demanding and enforcing payment of monies due under this Agreement, any Security Document and any Security provided pursuant to this Agreement in enforcing the performance of any other undertakings stipulations terms conditions or provisions of hereof and thereof.

25.4

A certificate signed by a duly authorised officer for the time being of the Board as to the amount of interest, principal, monies and/or liabilities for the time being due to the Board or incurred by the Board under this Agreement, any Security Document and any Security provided pursuant to this Agreement shall, in the absence of manifest, clerical or computational error be conclusive and binding on the Company and the Guarantor.

25.5	The Company or the Guarantor may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.6

The Finance Documents shall be binding upon the successor of the Company and the Guarantor and shall inure to the benefit of the Board and its successors and assigns, which shall be the relevant body and/or entity and applies in the event that the Capital Assistance Scheme is to be transferred or is to be handed over to be administered by another statutory body and/or legal entity under the control of the Government of the Republic of Singapore and the Company and the Guarantor hereby agree and undertake to execute any documents necessary to effect any assignments or novations (where applicable and if required by the Board) in order to facilitate the transferring and handing over to such other above-mentioned statutory body and/or legal entity.

25.7

The terms and conditions of the Finance Documents shall be kept confidential by the Company, the Guarantor and the Board (each a “Recipient”) and may be disclosed to an affiliate (which in relation to the Board, shall include any other authority, agency or similar body of the Singapore government) of the Recipient, a director, officer or employee of the Recipient or a director, officer or employee of an affiliate of the Recipient only to the extent that the disclosure is necessary for the said affiliate’s, director’s, officer’s or employee’s, as the case may be, performance of his duties. Said information shall not be disclosed to any third parties, including but not limited to the general public and the press, except with the prior written approval of the other party to this Agreement, provided that such party shall not unreasonably withhold approval and the Recipient shall ensure that any such third party provides or enters into a non-disclosure agreement with the Recipient prior to any such disclosure. Notwithstanding the generality of the foregoing, the Recipient may (a) release said information, on a strictly confidential and need to know basis, to auditors, tax consultants and legal advisors as may be necessary for the purposes of obtaining professional advice PROVIDED the Recipient ensures that such third parties are first informed of, and acknowledge in writing, the confidential nature of the disclosed information, except there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the terms and conditions of the Finance Documents and (b) release and disclose the details of the keys terms of the Finance Documents for publication in its financial statements, provided that where such information is not required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such disclosure shall be on an unidentifiable and/or aggregated basis. The relevant Recipient may also release the said information (i) to the Inland Revenue Authority of Singapore (IRAS) where the release is made pursuant to a statutory obligation owed to IRAS; and (ii) to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation. For the avoidance of doubt, the existence of the Term Loan Facility shall be regarded as a term and condition of the Finance Documents for the purpose of this clause.

25.8

No term of any of the Finance Documents may be amended or waived without the prior consent of the Company, the Guarantor (to the extent it is a party to such Finance Document) and the Board and any such amendment or waiver will be binding on both parties.

26.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)

irrevocably appoints the Company (and the Company hereby irrevocably accepts such appointment) as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document to which it is a party; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

EXECUTION PAGES

THE COMPANY

Signed by: /s/ Theodore Jimenez Castro	)
Designation: Director	)
for and on behalf of	)
GLOBALFOUNDRIES SINGAPORE PTE. LTD.:	)

[EDB Loan Agreement – Signature Pages]

THE GUARANTOR

Signed by: /s/ David Reeder	)
Designation: Chief Financial Officer, Authorised Signatory	)
for and on behalf of	)
GLOBALFOUNDRIES INC.	)

[EDB Loan Agreement – Signature Pages]

THE BOARD

Signed by /s/ Dr. Marvin Lee
)
Vice President, Economic Development Board	)
for and on behalf of	)
)
ECONOMIC DEVELOPMENT BOARD	)

[EDB Loan Agreement – Signature Pages]

APPENDIX I

NOTICE OF DRAWING

ECONOMIC DEVELOPMENT BOARD

250 North Bridge Road

#28-00 Raffles City tower

Singapore 179101

Dear Sirs,

NOTICE OF DRAWING

TERM LOAN FACILITY OF S$1,541,000,000 (THE “EDB LOAN AGREEMENT”)

Pursuant to Clause 5 (Drawings of the Term Loan Facility) of the EDB Loan Agreement dated [DD/MM/YYYY] in respect of the above Term Loan Facility we hereby give you notice for a Drawing of Dollars [                         ] (S$                     ) on [DD/MM/YYYY] for the period of expenditure from [DD/MM/YYYY] to [DD/MM/YYYY].

We confirm —

(a)	that the conditions precedent under Clause 3 (Conditions Precedent and Availability) of the EDB Loan Agreement have been complied with in every respect;

(b)

that each of the Repeating Representations are true and accurate in all material respects as though made on the date of this Notice with reference to facts and circumstances presently subsisting and will be true and accurate in all respects on the date of the intended Drawing as though made on the date of the intended Drawing with reference to facts and circumstances then subsisting; and

(c)	that as at the date hereof no Default is continuing, and we undertake that no Default will be continuing at the date of the intended Drawing.

Please credit the amount of S$                     into our bank account as follows:

Account Name:

Account Number:

Bank Name / Number:

Bank Branch Name / Number:

SWIFT Code if applicable:

This request is irrevocable.

Dated this ____day of     ________20________

Yours faithfully

______________________________

Authorised Officer

of

GLOBALFOUNDRIES SINGAPORE PTE. LTD.

APPENDIX II

STATEMENT OF EXPENDITURE

Company name: [company name]                     Project title:                                [project title]

Statement of Expenditure for [actual drawing] for the period [DD/MM/YYYY] to [DD/MM/YYYY]

For actual drawing
S/N	Item Description	Vendor’s Name	Invoice No	Invoice Date	Amount paid (S$) *	Payment date
A. <Category of Financed Fixed Productive Assets e.g. Process Equipment>
1
2
Total for A
B. <Category of Financed Fixed Productive Assets>
1
2
Total for B
C. <Category of Financed Fixed Productive Assets>
1
2
Total for C
D. <Category of Financed Fixed Productive Assets>
1
2
Total for D
Grant total

Note:

*: GST to be excluded

We certify and declare that:

1.	The above information is true and correct.

2.	All expenditure incurred and listed in the statement is for the project.

________________[signature]___________________
_______[stamp of audit firm]_____

Name of authorised signatory:	[name]
Designation of authorised signatory:	[designation]
Date:	[DD/MM/YYYY]

APPENDIX III

FORMAT FOR EXTERNAL AUDITORS’ STATEMENT

The Managing Director

Economic Development Board

250 North Bridge Road

#28-00 Raffles City Tower

Singapore 179101

We have performed the procedures in accordance with the Terms of Reference on the Statement of Expenditure incurred by                              (name of company) (the “Company”) for the drawdown period from __________(date) to ___________(date). This is in connection with the development of __________________ (project name or description and reference number) under the Capital Assistance Scheme (“CAS”) of the Economic Development Board (“EDB”) for the qualifying period from ____________ (date) to _____________ (date). Our engagement was undertaken in accordance with the Singapore Standard on Related Services SSRS 4400 Engagements to Perform Agreed-upon Procedures Regarding Financial Information.

The procedures were performed solely for the purpose of the Company’s submission of the aforementioned Statement of Expenditure to EDB in accordance with the terms and conditions of the Loan Agreement dated _____________ (as may have been amended and/or restated from time to time) (the “Loan Agreement”). With reference to item 1 of the Terms of Reference, we have ensured that such procedures cover at least 85% of the value claimed in the statement.

We report our findings below:

(a)	With respect to item 1 of the Terms of Reference, we found no exceptions from performing the procedures (a) to (k).

(b)

With respect to item 2 of the Terms of Reference, we have enquired and are not aware of any sale/lease/disposal/transfer of Financed Fixed Productive Assets that is funded by EDB during the execution of the project.

(c)	With respect to item 3 of the Terms of Reference, we confirm that there is no going concern matter included in the latest audit report of the company.

(Detail the exceptions if any)

Our report is solely for the purpose set forth in the second paragraph of this report and for your information, and is not to be used for any other purpose or to be distributed to any other parties other than EDB. This report relates only to the accounts and items specified above and do not extend to any financial statements of ___________ (name of company), taken as a whole.

_____________________ (firm)

Certified Public Accountants

Singapore

_______________ (date)

TERMS OF REFERENCE FOR THE EXTERNAL AUDITOR

1)	Check that:

a)	Items and amount drawn are in accordance with the Statement of Expenditure

b)	Items and amounts drawn are in accordance with all terms and conditions of the Loan agreement.

c)	Items stated in the Statement of Expenditure are used for the project as stated in the Loan agreement, unless otherwise stated.

d)	Items are accurately recorded in the Statement of Expenditure and schedules, if applicable, and in accordance with the books and records maintained by the Company.

e)	Description and authenticity of items stated in the Statement of Expenditure are valid by agreeing to appropriate source documents and other records.

f)	Amount drawn agree to the appropriate source documents, e.g. invoices, payment vouchers, bank statements, etc.

g)	Items are included only upon disbursement of cash by the Company, and do not include those that are purely accounting entries without cash outlays (e.g. accruals, depreciation).

h)	All items stated in the Statement of Expenditure are incurred within the qualifying period and paid by the Company as per the terms and conditions of the Loan agreement.

i)	All items included in the Statement of Expenditure are capitalized under the Singapore Financial Reporting Standards and/or the International Financial Reporting Standards.

Exception:

For final drawing, items may be paid after the qualifying period, but before date of audit report. Notwithstanding this, all items have to be incurred within the qualifying period.

j)	There is no duplication of items submitted i.e. items submitted were not drawn in previous drawings

The procedures as listed above from (a) to (j) should cover at least 85% of the value claimed in the statement.

2)	The auditors shall enquire and report on any sale/lease/disposal/transfer of the Financed Fixed Productive Assets, if applicable, that is funded by EDB during the execution of the project.

3)	The auditors shall highlight any going concern issues raised in the latest audit report of the Company.

4)	In the event that there are errors and deviations found, the auditors shall report accordingly and provide details.

APPENDIX IV

REPAYMENT SCHEDULE

Repayment Date (or, if not a Business Day, the next Business Day)	Repayment Instalment (rounded up to the nearest cent) of all Drawings as at the last day of the Availability Period
01 December 2026	3 1/3%
01 June 2027	3 1/3%
01 December 2027	3 1/3%
01 June 2028	3 1/3%
01 December 2028	3 1/3%
01 June 2029	3 1/3%
01 December 2029	3 1/3%
01 June 2030	3 1/3%
01 December 2030	3 1/3%
01 June 2031	3 1/3%
01 December 2031	3 1/3%
01 June 2032	3 1/3%
01 December 2032	3 1/3%
01 June 2033	3 1/3%
01 December 2033	3 1/3%
01 June 2034	3 1/3%
01 December 2034	3 1/3%
01 June 2035	3 1/3%
01 December 2035	3 1/3%
01 June 2036	3 1/3%
01 December 2036	3 1/3%
01 June 2037	3 1/3%
01 December 2037	3 1/3%
01 June 2038	3 1/3%
01 December 2038	3 1/3%
01 June 2039	3 1/3%
01 December 2039	3 1/3%
01 June 2040	3 1/3%
01 December 2040	3 1/3%
01 June 2041	3 1/3%
100.00%

APPENDIX V

SCHEDULE OF PROJECT MILESTONES AND DRAWINGS

APPENDIX VI

FORM OF COMPLIANCE CERTIFICATE

To:	Economic Development Board

From:	GLOBALFOUNDRIES Inc.

Dated:

Dear Sirs

GLOBALFOUNDRIES Inc. – S$1,541,000,000 Economic Development Board Term Loan Facility Agreement

dated [•] 2021 (the “EDB Loan Agreement”)

1.

We refer to the EDB Loan Agreement. This is a Compliance Certificate. Terms defined in the EDB Loan Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

[We confirm that as at [specify test date], the Company is in compliance with the financial covenants set out in Clause 13.5 (Financial Covenants) of the EDB Loan Agreement and the Schedule hereto attaches calculations confirming this.]

3.	[We confirm that as at [specify test date], the Company is in compliance with Clause 14.7 (Obligor Coverage) of the EDB Loan Agreement and the Schedule hereto attaches calculations confirming this.]

4.	We confirm that the Group’s current Committed Debt Facilities are as follows:

Ref.	Committed Debt Facilities		Available and Undrawn Amounts as at [specify test date]
	[	•]	[	•]
	[	•]	[	•]

Signed	___________________________
Authorised Officer
of
GLOBALFOUNDRIES Inc.

APPENDIX VII

EXISTING FINANCE LEASES AND CAPITAL LEASES

APPENDIX VIII

FORMS OF ANNUAL PROGRESS UPDATE

PART I. – INDEPENDENT CONSTRUCTION CONSULTANT FINAL REPORT

Section	Heading
1	Executive Summary

2	Introduction

3	Construction Progress

4	Project Delivery and Schedule comparison to milestones

5	Project Commitment, Expenditure, comparison to budget

6	Vendor Completion, Testing and Handover

7	Operational Readiness Planning

8	Critical Issues

PART II.– EDB ANNUAL PROGRESS UPDATE

ANNUAL PROGRESS UPDATE FOR INCENTIVES

Name of Incentive Recipient	Reporting Period

EDB Incentive Ref.	Submission Deadline

Declaration of Progress in Meeting Incentive Terms and Conditions

I refer to the letter of award read with any subsequent amendment letter(s) for this incentive application.

All the terms and conditions that are due within this reporting period have been met. [1]	☐ Yes	☐ No	☐ Not applicable, as there are no conditions that are due within this reporting period.

All the terms and conditions that are to be maintained during this reporting period are being met. [1]	☐ Yes	☐ No	☐ Not applicable, as there are no conditions that are to be maintained during this reporting period.

If any of the indicators below has been set as part of the incentive conditions, you are required to track and report the actual achievements on an annual basis, regardless of whether the condition is due. Indicate N.A. only if there is no condition to this effect. For conditions which are due within this reporting period, the “As At Date” should be the condition due date stated for each condition. For conditions which are due before this reporting period and are to be maintained during this reporting period, or conditions which are to be met prospectively, the “As At Date” can be any date within this reporting period.2

	Actual Achievement	As At Date
Fixed Asset Investment (FAI) (S$) [3]
Annual Total Business Expenditure (TBE) (S$) [3]
Annual Total Business Spending (TBS) (S$) [3]
Total Employment [4]
No. of Skilled Employees
No. of Research Scientists & Engineers

Declaration of Operational Status

The following declaration is regardless of the reporting period, and must be based on to-date information.

The Incentive Recipient’s external auditors have not raised any going concern issue in its latest audited financial report. OR	☐ Yes, no going concern issue raised / solvent / able to pay its debts as and when they fall due.	☐ No, a going concern issue has been raised / insolvent / unable to pay its debts as and when they fall due.	☐ Not applicable, as the Incentive Recipient is exempt from statutory audit, and is neither a Small Company, a Small Company that is part of a small group (as defined in the Companies Act), nor a Limited Liability Partnership.

For a Small Company, a Small Company that is part of a small group (as defined in the Companies Act), or a Limited Liability Partnership, the Incentive Recipient has in its latest annual return or declaration filed with ACRA, EITHER declared itself as solvent OR through the Statement of Directors declared itself as able to pay its debts as and when they fall due.

The Incentive Recipient is not intending to cease operations, nor facing any impending action by its creditors to liquidate the Incentive Recipient.	☐ Yes	☐ No	Intentionally left blank

If required by EDB, the Incentive Recipient undertakes to submit additional information and supporting documents to substantiate the information provided in this report. 5

The submission and acceptance of this report shall not, in and of itself, constitute a waiver or variation of any of the terms and conditions of this incentive, or a waiver of any breach thereof.

Upon the submission of this form, a copy will be sent to all the email contacts listed in the system.

If necessary, please update the list of email contacts via the “Manage Email Contacts” icon at the top right hand corner of this page before submitting this form.

Name of Contact Person:

Designation of Contact Person:

Email address of Contact Person:

[1]	Refer to the Reporting Period stated in the table above.
[2]

Refer to the relevant incentive letter(s) for the definitions of the terms “Fixed Asset Investment”, “Annual Total Business Expenditure”, “Annual Total Business Spending”, “Skilled Employees” and “Research Scientists & Engineers”. Where the definition is not prescribed in the incentive letter(s) or unless otherwise specified in the incentive letter(s):

•	“FAI” refers to fixed assets (at cost), excluding land, as at the “As At Date” specified, net of sale or disposal of assets.

•

“Annual TBE” refers to the following expenditure incurred during the relevant twelve-month period immediately preceding the “As At Date” specified: Remuneration, Rental for Land, Rental for Building, Interest Expense in Singapore, Royalties & Know-How Fees in Singapore, Expenses for Work Subcontracted Out in Singapore and Other Expenses in Singapore.

•

“Annual TBS” refers to the following expenditure incurred during the relevant twelve-month period immediately preceding the “As At Date” specified: Remuneration, Rental for Land, Rental for Building, Depreciation, Interest Expense in Singapore, Royalties & Know-How Fees in Singapore, Expenses for Work Subcontracted Out in Singapore and Other Expenses in Singapore.

•	“Skilled Employees” refer to “Professionals”, “Managers”, “Associate Professionals and Technicians” and “Skilled Production Craftsmen”.

[3]

Actual achievements for FAI, TBE and TBS must be stated in SGD. If the Incentive Recipient’s functional currency is not SGD or if the relevant condition is set in other than SGD, please convert to SGD using an appropriate exchange rate.

[4]

If there are other employment-related conditions in the letter of award (such as Professionals), there is no need for the Incentive Recipient to provide the actual achievement of such conditions in this progress update.

[5]

The Incentive Recipient is required to meet all terms and conditions in the letter of award, even though this progress update does not require the Incentive Recipient to provide the actual achievement of terms and conditions other than those listed above. The Incentive Recipient should maintain proper documentation to substantiate the progress in meeting incentive terms and conditions, and shall provide them if requested by EDB or if required for the submission of external auditor’s report on incentive conditions. Where an external auditor’s report is required, EDB may specify the deadline and that it follows the Agreed-Upon Procedures Report Template (“AUP Template”) as published on the website of the Institute of Singapore Chartered Accountants.

APPENDIX IX

FORMS OF FINAL PROGRESS UPDATE

PART I. – INDEPENDENT CONSTRUCTION FINAL REPORT

Section	Heading
1	Total project costs expenditure statement

2	Loan to committed funds ratios and associated capital cost data

3	Project schedule compliance and final ramp-up verification

4	Verification of all statutory requirement according to project schedule

5	Verification of ramp-up production and throughout according to the business plan in the baseline

PART II.– EDB FINAL PROGRESS UPDATE

FINAL PROGRESS UPDATE FOR INCENTIVES

Name of Incentive Recipient	Reporting Period

EDB Incentive Ref.	Submission Deadline

Declaration of Progress in Meeting Incentive Terms and Conditions

I refer to the letter of award read with any subsequent amendment letter(s) for this incentive application.

All the terms and conditions that are due within this reporting period have been met. [1]	☐ Yes	☐ No	☐ Not applicable, as there are no conditions that are due within this reporting period.

All the terms and conditions that are to be maintained during this reporting period are being met. [1]	☐ Yes	☐ No	☐ Not applicable, as there are no conditions that are to be maintained during this reporting period.

If any of the indicators below has been set as part of the incentive conditions, you are required to track and report the actual achievements on an annual basis, regardless of whether the condition is due. For conditions which are due within this reporting period, the “As At Date” should be the condition due date stated for each condition. For conditions which are due before this reporting period and are to be maintained during this reporting period, or conditions which are to be met prospectively, the “As At Date” can be any date within this reporting period.2

	Actual Achievement	As At Date
Fixed Asset Investment (FAI) (S$) [3]
Annual Total Business Expenditure (TBE) (S$) [3]
Annual Total Business Spending (TBS) (S$) [3]
Total Employment [4]
No. of Skilled Employees
No. of Research Scientists & Engineers

Declaration of Operational Status

The following declaration is regardless of the reporting period, and must be based on to-date information.

The Incentive Recipient’s external auditors have not raised any going concern issue in its latest audited financial report. OR	☐ Yes, no going concern issue raised / solvent / able to pay its debts as and when they fall due.	☐ No, a going concern issue has been raised / insolvent / unable to pay its debts as and when they fall due.	☐ Not applicable, as the Incentive Recipient is exempt from statutory audit, and is neither a Small Company, a Small Company that is part of a small group (as defined in the Companies Act), nor a Limited Liability Partnership.

For a Small Company, a Small Company that is part of a small group (as defined in the Companies Act), or a Limited Liability Partnership, the Incentive Recipient has in its latest annual return or declaration filed with ACRA, EITHER declared itself as solvent OR through the Statement of Directors declared itself as able to pay its debts as and when they fall due.

The Incentive Recipient is not intending to cease operations, nor facing any impending action by its creditors to liquidate the Incentive Recipient.	☐ Yes	☐ No	Intentionally left blank

Declaration of Capability Development Outcomes from the Project

Capabilities, Products, Processes or Applications Developed from the Project	(including e.g. any intellectual property rights developed from the Project, and any incremental investments, employment or revenues arising from the commercialisation of the Project results)

If required by EDB, the Incentive Recipient undertakes to submit additional information and supporting documents to substantiate the information provided in this report.5

The submission and acceptance of this report shall not, in and of itself, constitute a waiver or variation of any of the terms and conditions of this incentive, or a waiver of any breach thereof.

Name of Contact Person:

Designation of Contact Person:

Email address of Contact Person:

[1]	Refer to the Reporting Period stated in the table above.
[2]

Refer to the relevant incentive letter(s) for the definitions of the terms “Fixed Asset Investment”, “Annual Total Business Expenditure”, “Annual Total Business Spending”, “Skilled Employees” and “Research Scientists & Engineers”. Where the definition is not prescribed in the incentive letter(s) or unless otherwise specified in the incentive letter(s):

•	“FAI” refers to fixed assets (at cost), excluding land, as at the “As At Date” specified, net of sale or disposal of assets.

•

“Annual TBE” refers to the following expenditure incurred during the relevant twelve-month period immediately preceding the “As At Date” specified: Remuneration, Rental for Land, Rental for Building, Interest Expense in Singapore, Royalties & Know-How Fees in Singapore, Expenses for Work Subcontracted Out in Singapore and Other Expenses in Singapore.

•

“Annual TBS” refers to the following expenditure incurred during the relevant twelve-month period immediately preceding the “As At Date” specified: Remuneration, Rental for Land, Rental for Building, Depreciation, Interest Expense in Singapore, Royalties & Know-How Fees in Singapore, Expenses for Work Subcontracted Out in Singapore and Other Expenses in Singapore.

•	“Skilled Employees” refer to “Professionals”, “Managers”, “Associate Professionals and Technicians” and “Skilled Production Craftsmen”.

[3]

Actual achievements for FAI, TBE and TBS must be stated in SGD. If the incentive Recipient’s functional currency is not SGD or if the relevant condition is set in other than SGD, please convert to SGD using an appropriate exchange rate.

[4]

If there are other employment-related conditions in the letter of award (such as Professionals), there is no need for the Incentive Recipient to provide the actual achievement of such conditions in this progress update.

[5]

The Incentive Recipient is required to meet all terms and conditions in the letter of award, even though this progress update does not require the Incentive Recipient to provide the actual achievement of terms and conditions other than those listed above. The Incentive Recipient should maintain proper documentation to substantiate the progress in meeting incentive terms and conditions, and shall provide them if requested by EDB or if required for the submission of external auditor’s report on incentive conditions. Where an external auditor’s report is required, EDB may specify the deadline and that it follows the Agreed-Upon Procedures Report Template (“AUP Template”) as published on the website of the Institute of Singapore Chartered Accountants.

APPENDIX X

FORM OF PPE REPORT

APPENDIX XI

FORM OF ACCEPTABLE LETTER OF CREDIT

To:	[Beneficiary]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. [•]

We hereby establish our irrevocable standby Letter of Credit No. [•] (the “Letter of Credit”) in favour of [•] (the “Beneficiary”) at the request of [•], a company organized and existing under the laws of [•] (the “Principal”), in the maximum aggregate sum of [•]) (such amount being the “Stated Amount”), effective immediately and expiring as provided in paragraph 3 of this Letter of Credit, unless otherwise extended.

1.

A drawing hereunder may be made on any Business Day prior to the expiration of this Letter of Credit by delivering no later than [11:00 a.m. (London time)] on [such Business Day], to [Name and Address of Issuing Bank] (the “Issuing Bank”) (or at such other address as may be designated by the Issuing Bank in a written notice delivered to the Beneficiary), [(i)] a drawing statement of the Beneficiary, in the form of Annex 1 (Drawing Statement Under Irrevocable Standby Letter of Credit) attached hereto, appropriately completed and duly signed by an authorized officer of the Beneficiary, [and (ii) a draft in the form of Annex 2 (Draft Under Irrevocable Standby Letter of Credit) attached hereto].

2.

We hereby agree to honour a drawing hereunder made in strict conformity with the terms and conditions of this Letter of Credit by transferring in immediately available funds in the amount specified in the drawing statement delivered to us in connection with such drawing request to such account at such bank as is specified in such drawing statement delivered to us pursuant to, and in accordance with, paragraph 1 hereof, by [1:00 p.m. (London time)], on [the Business Day] following the date of receipt of such drawing request.

3.

This Letter of Credit shall expire at the close of banking hours at our office in [same address of Issuing Bank as specified above], on the date which is [one (1) year] from the date hereof (the “Stated Expiration Date”); [provided, however, that the Stated Expiration Date shall be automatically extended for a period of [one (1) year] effective upon the Stated Expiration Date and each [annual] anniversary of the Stated Expiration Date (each such annual anniversary date being referred to herein as the “New Stated Expiration Date”)] unless, at least [sixty (60) days] prior to the Stated Expiration Date [or any such New Stated Expiration Date, as the case may be,] we notify the Beneficiary (with a copy to the Principal) by [registered mail or similar overnight courier service at the above addresses], that this Letter of Credit shall not be extended beyond the Stated Expiration Date [or the New Stated Expiration Date, as the case may be]. If the Beneficiary is so notified, the Beneficiary may at any time on or before the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be,] draw the full amount available hereunder.

4.

If a demand for payment made hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give prompt notice to the person delivering such drawing request that the demand for payment was not effective in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor, and that we will upon instructions from such person hold any documents at his disposal or return the same to him. Upon being notified that the drawing request was not effected in conformity with this Letter of Credit, the person who submitted the drawing request may attempt to correct any such non-conforming drawing request, provided conforming documents are presented by the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be].

5.	Partial and multiple drawings are permitted under this Letter of Credit.

6.

Under no circumstances shall we be obliged to honour any drawing request which does not comply with the terms and conditions set forth herein, and the maximum liability with respect to any request for payment made hereunder shall be the Stated Amount. Upon the payment by us of the amount specified in a drawing statement presented to us in connection with any drawing request hereunder, we shall be fully discharged of our obligations in respect of such drawing request.

7.	As used herein, “Business Day” shall mean [a day when banks are open for business in [•]].

8.	This Letter of Credit is irrevocable and shall not be assigned by us or by the Beneficiary.

9.	The Beneficiary shall have no obligation under or in connection with this Letter of Credit to make any payment or reimbursement to us with respect to any drawing hereunder or otherwise.

10.

This Letter of Credit is subject to the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590. This Letter of Credit shall be deemed to be a contract made under the laws of [England and Wales] and shall, as to matters not governed by the International Standby Practices (ISP98), be governed by and construed in accordance with the laws of [England and Wales].

11.

This is not a contract of guarantee and all payments which are to be made by us hereunder will be made free and clear of and without deduction for or as a result of any set-off or counterclaim or the raising of any defense which would be available to the Principal.

12.

In the case of any drawing, as of the date any drawing is honoured, the Stated Amount shall automatically be reduced by an amount equal to 100% of such drawing. Reductions in the Stated Amount resulting from any drawing shall not be reinstated.

13.

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for Annex 1 (Drawing Statement Under Irrevocable Standby Letter of Credit) [and Annex 2 (Draft Under Irrevocable Standby Letter of Credit)] hereto and the notices referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for Annex 1 (Drawing Statement Under Irrevocable Standby Letter of Credit) [and Annex 2 (Draft Under Irrevocable Standby Letter of Credit)] hereto.

Yours faithfully,

[Issuing Bank]

By:

APPENDIX XII

THE OBLIGORS

1.	GLOBALFOUNDRIES Inc.

2.	GLOBALFOUNDRIES Dresden Module One LLC & Co. KG

3.	GLOBALFOUNDRIES Dresden Module Two LLC & Co. KG

4.	GLOBALFOUNDRIES Singapore Pte. Ltd.

5.	GLOBALFOUNDRIES U.S. Inc.

6.	GLOBALFOUNDRIES Netherlands Holding B.V.

7.	GLOBALFOUNDRIES Management Services Limited Liability Company & Co. KG

8.	GLOBALFOUNDRIES Dresden Module One LLC

9.	GLOBALFOUNDRIES Dresden Module One Holding GmbH

10.	GLOBALFOUNDRIES Dresden Module Two LLC

11.	GLOBALFOUNDRIES Dresden Module Two Holding GmbH

12.	GLOBALFOUNDRIES (Netherlands) Cooperatief U.A.

13.	GLOBALFOUNDRIES U.S. 2 LLC

APPENDIX XIII

FORM OF LTV TEST CERTIFICATE / ADDITIONAL LTV TEST CERTIFICATE

To:	Economic Development Board

From:	GLOBALFOUNDRIES SINGAPORE PTE. LTD.

Dated:

Dear Sirs

GLOBALFOUNDRIES Inc. – S$1,541,000,000 Economic Development Board Term Loan Facility Agreement

dated [•] 2021 (the “EDB Loan Agreement”)

1.

We refer to the EDB Loan Agreement. This is an [LTV Test Certificate] / [Additional LTV Test Certificate]. Terms defined in the EDB Loan Agreement have the same meaning when used in this [LTV Test Certificate] / [Additional LTV Test Certificate] unless given a different meaning in this [LTV Test Certificate] / [Additional LTV Test Certificate].

2.

We also refer to the [•] report titled ‘[•]’ dated [•] attached in the Schedule 1 hereto (being the Applicable Valuation Report for the purposes of this [LTV Test Certificate] / [Additional LTV Test Certificate]).

3.	This is the [LTV Test Certificate] / [Additional LTV Test Certificate] in respect of the [LTV Test Date] / [Additional LTV Test Date] falling on [•] (the “Applicable Test Date”).

4.

We hereby confirm, based upon the Applicable Valuation Report and the computations set out in Schedule 2 hereto, that the LTV [is less than or equal to] / [exceeds] the LTV Threshold as of the Applicable Test Date.

Signed
Authorised Officer of GLOBALFOUNDRIES SINGAPORE PTE. LTD.

Schedule 1

[Valuation report]

Schedule 2

Calculation LTV as per [•]

Outstanding Term Loan Facility (S$m) as per [•]	[•]
Fair Market Value of the Acceptable Fixed Productive Assets subject to Transaction Security (S$m) at [•]	[•]

Loan to Asset Value at [•]	[•]

ANNEX 1

DRAWING STATEMENT UNDER IRREVOCABLE STANDBY LETTER OF CREDIT

NO. [•]

_________________, 20__

[Issuing Bank]

Attention:

Re:	Irrevocable Standby Letter of Credit No. [•]

Ladies and Gentlemen:

The undersigned is making a drawing under the above-referenced Letter of Credit and hereby certifies to you as follows:

1.	The person signing on behalf of the undersigned is a duly authorized officer of the undersigned.

2.

The undersigned hereby makes demand under the above-referenced Letter of Credit for $[•], which amount is not in excess of the Stated Amount. Such amount is to be transferred to [insert wire transfer instructions for appropriate account with the Beneficiary].

3.

The undersigned has concurrently presented to you its draft drawn in the amount specified in paragraph 2 above. The date of the draft is the date of this certificate, which is not later than the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be].

All terms used herein which are defined in the Letter of Credit have the same meanings when used herein.

[Beneficiary]

as Beneficiary

By:

ANNEX 2

DRAFT UNDER IRREVOCABLE STANDBY LETTER OF CREDIT

NO. [•]

_________________, 20__

At sight pay to [•] at [Account Information] the amount of $[•] drawn on [Issuing Bank], as issuer of Irrevocable Standby Letter of Credit No. [•], dated _________, 20__.

[________________________]

By: __________________________

Authorised Signatory